Exhibit 2.01

AGREEMENT AND PLAN OF REORGANIZATION

AMONG

KEYNOTE SYSTEMS, INC.,

VIVID ACQUISITION CORPORATION,

VIVIDENCE CORPORATION

AND

JAN REED AS THE SHAREHOLDERS’ REPRESENTATIVE

AND

LEASE REPRESENTATIVE

SEPTEMBER 10, 2004

LIST OF EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Agreement of Merger
Exhibit C	Earnout Calculation
Exhibit D	Form of Escrow Agreement
Exhibit E	Form of Opinion of Fenwick & West LLP
Exhibit F	Form of Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
Exhibit G	Form of Employment Agreements
Exhibit H	Form of Certificate of Amendment

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of September 10, 2004 (the “Agreement Date”) by and among Keynote Systems, Inc., a Delaware corporation (“Keynote”), Vivid Acquisition Corporation, a California corporation that is a wholly owned subsidiary of Keynote (“Sub”), Vividence Corporation, a California corporation (“Vividence”), and Jan Reed as the Shareholders’ Representative (the “Shareholders’ Representative”) and the Lease Representative (as defined below).

RECITALS

A. The parties intend that Sub will be merged with and into Vividence in a reverse triangular merger, with Vividence to be the surviving corporation (the “Merger”), all pursuant to the terms and conditions of this Agreement and applicable law.

B. The Boards of Directors of Keynote, Sub and Vividence have determined that the Merger is in the best interests of their respective companies and shareholders, have approved the Merger and, accordingly, have agreed to effect the Merger provided for herein upon the terms and conditions of this Agreement.

C. Concurrently with the execution and delivery of this Agreement, the shareholders of Vividence set forth on Schedule 3.17 of the Vividence Disclosure Letter will execute and deliver to Keynote a Voting Agreement in substantially the form attached hereto as Exhibit A, under which each such shareholder will agree to irrevocably vote all shares of Vividence Capital Stock owned by such shareholder in favor of the Merger and the transactions contemplated by this Agreement.

D. Upon the Effective Time, and subject to the terms and conditions hereof, (i) the shares of capital stock of Vividence that are outstanding immediately prior to the effectiveness of the Merger will be converted into the right to receive the Shareholder Transaction Consideration (as defined below) to which such shares are entitled pursuant to this Agreement and Vividence’s Articles of Incorporation, (ii) certain options and other rights to purchase Vividence Capital Stock that are outstanding immediately prior to the effectiveness of the Merger will be terminated, and (iii) Sub will be merged with and into Vividence, in each case, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

As used in this Agreement, the following terms will have the meanings set forth below:

1.1 “Affiliate” means, with respect to any of the parties hereto, an individual or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such party.

1.2 “Aggregate Preferred Stock Liquidation Preference” means the sum of each of the Aggregate Series A Liquidation Preference, the Aggregate Series B Liquidation Preference, the Aggregate Series C Liquidation Preference, the Aggregate Series D Liquidation Preference and the Aggregate Series E Liquidation Preference added together.

1.3 “Aggregate Series A Liquidation Preference” means the product of (a) $.667 per share multiplied by (b) the number of issued and outstanding shares of Series A Preferred Stock immediately prior to the Effective Time.

1.4 “Aggregate Series B Liquidation Preference” means the product of (a) $1.567 per share multiplied by (b) the number of issued and outstanding shares of Series B Preferred Stock immediately prior to the Effective Time.

1.5 “Aggregate Series C Liquidation Preference” means the product of (a) $7.247 per share multiplied by (b) the number of issued and outstanding shares of Series C Preferred Stock immediately prior to the Effective Time.

1.6 “Aggregate Series D Liquidation Preference” means the product of (a) $16.816959 per share multiplied by (b) the number of issued and outstanding shares of Series D Preferred Stock immediately prior to the Effective Time.

1.7 “Aggregate Series E Liquidation Preference” means the product of (a) $14.713 per share multiplied by (b) the number of issued and outstanding shares of Series E Preferred Stock immediately prior to the Effective Time.

1.8 “Alternative Transaction” means any commitment, agreement or transaction involving or providing for the possible (i) disposition of all or any substantial portion of Vividence’s business, assets, or capital stock, whether by way of merger, consolidation, sale of assets, sale of stock, stock exchange, tender offer and/or any other form of business combination, (ii) investment in Vividence, or (iii) license by Vividence of any of its technology other than in the ordinary course of business.

1.9 “Bonus Plan Liability” means, with respect to any payment of the Total Combined Transaction Payments by Keynote, an aggregate liability for payment to the Bonus Plan Participants equal to five percent (5%) of the first $10,000,000 (for avoidance of doubt, any amounts between $1 and $10,000,000 in the aggregate) of Total Combined Transaction Payments actually paid or payable by Keynote and taking into account all payments of Total Combined Transaction Payments previously paid, ten percent (10%) of the next $5,000,000 (for avoidance of doubt, any amounts between $10,000,001 and $15,000,000 in the aggregate) of Total Transaction Consideration actually paid or payable by Keynote, fifteen percent (15%) of the next $10,000,000 of Total Combined Transaction Payments actually payable by Keynote (for avoidance of doubt, any amounts between $15,000,001 and $25,000,000 in the aggregate), and twenty (20%) of any remaining (for avoidance of doubt, any amounts between $25,000,001 and $26,000,000 in the aggregate) Total Combined Transaction Payments actually paid or payable by Keynote.

1.10 “Claim” means a claim for indemnification of Keynote or any other Keynote Indemnified Person for Special Damages, Shareholder Damages or Damages under Article 8 of this Agreement.

1.11 “Contract” means any written or oral legally binding contract, agreement, instrument, arrangement, commitment or undertaking (including leases, letters of intent, memoranda of understanding, licenses, mortgages, notes, guarantees, purchase orders, sublicenses, subcontracts, and understandings).

1.12 “Damages” shall mean any and all claims, demands, suits, actions, causes of actions, losses, costs, damages (other than consequential damages), liabilities and expenses including, without limitation, reasonable attorneys’ fees, other professionals’ and experts’ reasonable fees and court or arbitration costs, net of any actual recoveries under insurance policies or indemnities from third parties, incurred, resulting or and arising out of any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by Vividence in this Agreement or in the Vividence Disclosure Letter (as defined in Article 3 of this Agreement) or in any certificate delivered by or on behalf of Vividence or an officer of Vividence pursuant to this Agreement.

1.13 “Earnout Period” means the fifteen-month period beginning July 1, 2004 and ending September 30, 2005.

1.14 “Effective Time” means the date and time on which the Merger first becomes legally effective under the laws of the State of California as a result of the filing with the Secretary of State of the State of California an Agreement of Merger in substantially the form attached hereto as Exhibit B (the “Agreement of Merger”), and any required related certificates pursuant to, and in conformity with, the requirements of Section 1103 under the California General Corporation Law (“California Law”).

1.15 “Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention devices, collateral assignments, claims, charges, restrictions or other encumbrances of any kind in respect of such asset.

1.16 “Excess Payments” means any amounts payable to a Vividence Shareholder pursuant to the exercise of any appraisal or dissenters rights to the extent such amounts exceed the amounts that are otherwise payable to such Vividence Shareholder pursuant to this Agreement.

1.17 “GAAP” means generally accepted accounting principles in the United States as of the Agreement Date.

1.18 “Initial Bonus Plan Payment” means an amount of cash necessary to satisfy the Bonus Plan Liability with respect to the Total Combined Closing Payments (after deducting the Initial Escrow Amount and the Lease Escrow Amount).

1.19 “Initial Escrow Amount” means an amount of cash equal to the sum of (i) fifteen percent (15%) of the Total Combined Closing Payments, plus (ii) the Representative Escrow Amount.

1.20 “Initial Shareholder Payment” means an amount of cash equal to the Total Combined Closing Payments, after deducting the Initial Escrow Amount, the Lease Escrow Amount and the Bonus Plan Liability pursuant to Section 5.13 hereof.

1.21 “Keynote Ancillary Agreements” means, collectively, each certificate to be delivered by Keynote or an officer or officers of Keynote at the Closing pursuant to Article 6 of this Agreement and each agreement (other than this Agreement) that Keynote is to enter into as a party thereto pursuant to this Agreement.

1.22 “knowledge” means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter of (a) an individual, if used in reference to an individual, or (b) Peter Watkins, Jan Reed, Joe Tan, Cathleen Schreiner-Gates or Jill Kyte, if used to reference Vividence, or (c) any officer, if used in reference to any other person that is not an individual. Any such individual described in clause (b) will be deemed to have knowledge of a particular fact, circumstance, event or other matter if such fact, circumstance, event, or matter could have been ascertained after reasonable inquiry of employees of Vividence responsible for the relevant functional area that directly report to such individuals.

1.23 “Lease Escrow Amount” means an amount of cash equal to one million two hundred twelve thousand eight hundred ninety five dollars ($1,212,895.00).

1.24 “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

1.25 “Liabilities” means any debt liability and obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

1.26 “Material Adverse Change” or “Material Adverse Effect,” when used with reference to any entity or group of related entities, means any event, change, violation, inaccuracy, circumstance or effect that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the condition (financial or otherwise), prospects, capitalization, properties, assets (including intangible assets), business, operations or results of operations of such entity and its subsidiaries, taken as a whole; provided, however, that in no event shall any event, change, violation, inaccuracy, circumstance, fact or effect related to (A) any changes in general economic or regulatory conditions that do not affect Vividence disproportionately, (B) any changes or events affecting the industry generally in which Vividence operates that do not affect Vividence disproportionately, (C) any change or effect resulting from the transactions contemplated by this Agreement or the public announcement hereof or (D) any condition specifically disclosed to Keynote in the Vividence Disclosure Letter.

1.27 “person” means any individual, corporation (including any not-for-profit corporation), partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

1.28 “Reportable Revenue” has the definition set forth in Exhibit C hereto.

1.29 “Representative Escrow Amount” shall mean fifty thousand dollars ($50,000.00).

1.30 “Second Escrow Amount” means an amount of cash equal to ten percent (10%) of the Total Combined Closing Payments.

1.31 “Series A Allocation” means that fraction of any Shareholder Transaction Consideration payable hereunder equal to (a) the Aggregate Series A Liquidation Preference divided by (b) the Aggregate Preferred Stock Liquidation Preference.

1.32 “Series A Preferred Stock” means the Series A Preferred Stock, $0.001 par value per share, of Vividence.

1.33 “Series B Allocation” means that fraction of Shareholder Transaction Consideration equal to (a) the Aggregate Series B Liquidation Preference divided by (b) the Aggregate Preferred Stock Liquidation Preference.

1.34 “Series B Preferred Stock” means the Series B Preferred Stock, $0.001 par value per share, of Vividence.

1.35 “Series C Allocation” means that fraction of Shareholder Transaction Consideration equal to (a) the Aggregate Series C Liquidation Preference divided by (b) the Aggregate Preferred Stock Liquidation Preference.

1.36 “Series C Preferred Stock” means the Series C Preferred Stock, $0.001 par value per share, of Vividence.

1.37 “Series D Allocation” means that fraction of Shareholder Transaction Consideration equal to (a) the Aggregate Series D Liquidation Preference divided by (b) the Aggregate Preferred Stock Liquidation Preference.

1.38 “Series D Preferred Stock” means the Series D Preferred Stock, $0.001 par value per share, of Vividence.

1.39 “Series E Allocation” means that fraction of Shareholder Transaction Consideration equal to (a) the Aggregate Series E Liquidation Preference divided by (b) the Aggregate Preferred Stock Liquidation Preference.

1.40 “Series E Preferred Stock” means the Series E Preferred Stock, $0.001 par value per share, of Vividence.

1.41 “Shareholder Transaction Consideration” means, with respect to any payment of a part of the Total Combined Transaction Payments by Keynote, an amount of cash equal to the aggregate amount payable by Keynote in connection therewith after payment to the Bonus Plan Participants in satisfaction of the Bonus Plan Liability with respect to such payment.

1.42 “Sub Ancillary Agreements” means, collectively, each certificate to be delivered by Sub or an officer or officers of Sub at the Closing pursuant to Article 6 hereof and each agreement (other than this Agreement) that Sub is to enter into as a party thereto pursuant to this Agreement.

1.43 “Total Combined Closing Payments” means an amount of cash equal to $20.0 million; provided, however, that if the total assets reflected on the Vividence balance sheet dated as of the Closing Date delivered at the Closing pursuant to Section 7.14 of this Agreement (the “Closing Balance Sheet”) calculated in accordance with GAAP plus $33,998.40 (“Total Vividence Assets”) do not equal or exceed the total liabilities reflected on the Closing Balance Sheet calculated in accordance with GAAP (the “Total Vividence Liabilities”), except for (i) the exclusion of (A) deferred revenue, liabilities under the Lease, liability for unpaid sales taxes, and the Bonus Plan Liability from Total Vividence Liabilities, and (B) the Furniture (defined below) from the Total Vividence Assets, and (ii) the inclusion of (A) all unpaid fees or expenses of any attorney, investment banker, or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, and (B) all amounts owed by Vividence as of the Closing Date pursuant to contractual obligations, which obligations are not otherwise reflected on the Closing Balance Sheet and which are set forth on Schedule 1.43 to the Vividence Disclosure Letter), Keynote shall reduce the Total Combined Closing Payments by an amount equal to the difference between such Total Vividence Liabilities and such Total Vividence Assets.

1.44 “Total Combined Transaction Payments” means an amount of cash equal to (i) the Initial Bonus Plan Payment plus the Initial Shareholder Payment plus the Initial Escrow Amount plus the Lease Escrow Amount, which preceding payments shall not exceed $20.0 million in the aggregate, plus (ii) the Total Earnout Payment payable by Keynote under this Agreement, which amount of Total Combined Transaction Payments shall not exceed $26.0 million in the aggregate.

1.45 “Total Earnout Payment” means an amount of cash as set forth in Section 3 of Exhibit C hereto, subject to adjustment as set forth therein. A portion of the Total Earnout Payment may serve as security for the indemnification obligations for Damages, as more fully described under Article 8 hereof, and will be released, if at all, in accordance with such Article 8.

1.46 “Vividence Ancillary Agreements” means, collectively, the Agreement of Merger, each certificate to be delivered by Vividence or an officer or officers of Vividence at the Closing pursuant to Article 7 of this Agreement, and each other agreement (other than this Agreement) that Vividence is to enter into as a party thereto pursuant to this Agreement.

1.47 “Vividence Capital Stock” means the Vividence Common Stock and Vividence Preferred Stock.

1.48 “Vividence Common Stock” means common stock, $0.001 par value per share, of Vividence.

1.49 “Vividence Preferred Holders” means the record holders of Vividence Preferred Stock immediately prior to the Effective Time, and each a “Vividence Preferred Holder.”

1.50 “Vividence Preferred Stock” means the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock.

1.51 “Vividence Shareholders” means the record holders of Vividence Capital Stock immediately prior to the Effective Time, and each a “Vividence Shareholder.”

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 will have the meanings assigned to such terms in this Agreement.

ARTICLE 2

PLAN OF MERGER

2.1 Conversion of Shares.

(a) Conversion of Sub Stock. At the Effective Time, each share of Sub common stock that is issued and outstanding immediately prior to the Effective Time will by virtue of the Merger and without the need for any further action on the part of the holder thereof, be converted into and become one share of Vividence Common Stock that is issued and outstanding immediately after the Effective Time, and the shares of Vividence Common Stock into which the shares of Sub Common Stock are so converted in the Merger will be the only shares of capital stock of Vividence that are issued and outstanding immediately after the Effective Time.

(b) Conversion of Vividence Common Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without the need for any further action on the part of Sub, Vividence or the holders of any of the following securities, each share of Vividence Common Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares (as defined in Section 2.1(d) hereof), will be cancelled and extinguished.

(c) Conversion of Vividence Preferred Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without the need for any further action on the part of Sub, Vividence or the holders of any of the following securities, each share of Vividence Preferred Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares (as defined in Section 2.1(d) hereof), will be cancelled and extinguished and automatically converted into the following rights to receive a portion of the Shareholder Transaction Consideration as follows:

(i) the Series A Allocation of any Shareholder Transaction Consideration to be paid shall be allocated to each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) in an amount equal to the quotient of (1) the Series A Allocation of the Shareholder Transaction Consideration to be paid divided by (2) the number of shares of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time;

(ii) the Series B Allocation of the Shareholder Transaction Consideration shall be allocated to each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) in an amount equal to the quotient of (1) the Series B Allocation of the Shareholder Transaction Consideration divided by (2) the number of shares of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time;

(iii) the Series C Allocation of the Shareholder Transaction Consideration shall be allocated to each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) in an amount equal to the quotient of (1) the Series C Allocation of the Shareholder Transaction Consideration divided by (2) the number of shares of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time;

(iv) the Series D Allocation of the Shareholder Transaction Consideration shall be allocated to each share of Series D Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) in an amount equal to the quotient of (1) the Series D Allocation of the Shareholder Transaction Consideration divided by (2) the number of shares of Series D Preferred Stock issued and outstanding immediately prior to the Effective Time; and

(v) the Series E Allocation of the Shareholder Transaction Consideration shall be allocated to each share of Series E Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) in an amount equal to the quotient of (1) the Series E Allocation of the Shareholder Transaction Consideration divided by (2) the number of shares of Series E Preferred Stock issued and outstanding immediately prior to the Effective Time.

(d) Dissenting Shares. As more fully set forth in Section 5.3 hereof, holders of shares of Vividence Capital Stock who have complied with all requirements for perfecting shareholders’ dissenting rights, as set forth in Section 1300 et. seq. under the California Law, shall be entitled to their rights under the California Law with respect to such shares (“Dissenting Shares”).

(e) Payment of the Shareholder Transaction Consideration. Subject to the terms and conditions of this Agreement, Keynote agrees to pay to the Vividence Shareholders entitled to receive Shareholder Transaction Consideration: (i) on the Closing Date, the Initial Shareholder Payment, (ii) on the First Escrow Release Date, the portion of the Escrowed Funds (if any) payable to the Vividence Shareholders pursuant to Article 8 hereof, reduced by the amount of the payment of any Bonus Plan Liability pursuant to Section 5.13 hereof, (iii) on the Second Escrow Release Date, the portion of the Escrowed Funds (if any) payable to such Vividence Shareholders pursuant to Article 8 hereof, reduced by the amount of the payment of any Bonus Plan Liability pursuant to Section 5.13 hereof, (iv) on any Subsequent First Escrow Release Date (defined below) or any Subsequent Second Escrow Release Date (defined below), any remaining portion of the Escrowed Funds (if any) payable to such Vividence Shareholders pursuant to Article 8 hereof, reduced by the amount of the payment of any Bonus Plan Liability pursuant to Section 5.13 hereof, (v) on the Lease Escrow Release Date, the portion of the Escrowed Lease Funds (if any) payable to such Vividence Shareholders pursuant to Section 2.3 hereof, reduced by the amount of the payment of any Bonus Plan Liability pursuant to Section 5.13 hereof, and (vi) within five (5) business days of the Earnout Determination Date (as defined in Section 8.11 hereof), the portion of the Total Earnout Payment (if any) payable to such Vividence Shareholders pursuant to Article 8 hereof, reduced by the amount of the payment of any Bonus Plan Liability pursuant to Section 5.13 hereof. Any such payment shall be made to such Vividence Shareholders in such allocations as set forth in this Agreement and as set forth in Schedule 2.1(e) to the Vividence Disclosure Letter, as confirmed by the Shareholders’ Representative.

2.2 No Assumption of Vividence Options. Neither Keynote nor Sub shall assume any obligations or Liabilities under Vividence’s 1999 Equity Incentive Plan (the “Vividence Plan”) or any outstanding options to purchase shares of capital stock of Vividence granted under the Vividence Plan or otherwise granted by Vividence (collectively, the “Vividence Options”). Unless exercised prior to the Closing Date, each outstanding Vividence Option, whether by operation of law or pursuant to contractual arrangements, shall cease to represent a right to acquire Vividence Common Stock and shall be cancelled and terminated.

2.3 Vividence Lease Obligations.

(a) At the Effective Time, Keynote shall deposit the Lease Escrow Amount into an escrow account (the “Lease Escrow Account”) maintained by U.S. Bank, National Association (the “Escrow Agent”) to cover the Surviving Corporation’s obligations under that certain Office Lease Agreement dated October 1, 2003, between EOP San Mateo Bay Center L.L.C. (the “Landlord”) and Vividence (the “Lease”), such escrow arrangement to be governed by the terms of an escrow agreement (the “Escrow Agreement”) in the form attached hereto as Exhibit D. The Shareholders’ Representative shall designate one person, who shall initially be Jan Reed (the “Lease Representative”), to act on behalf of the Shareholders’ Representative and the Vividence Shareholders in connection with matters related to the Lease. The Lease Representative and the Shareholders’ Representative may be the same person. The Escrow Agent shall be authorized to disburse the monthly amounts set forth on Schedule 2.3 from the Escrowed Lease Funds directly to the Landlord and any additional amounts directly to the Landlord as specified by Keynote and as may be necessary to satisfy the Surviving Corporation’s continuing obligations under the Lease, provided that Keynote shall provide at least ten (10) days’ advance written notice to the Lease Representative of any such additional payments to the Landlord (specifying in reasonable detail the amount of and basis for such additional payment). Any additional disbursements from the Lease Escrow Account to pay obligations under the Lease to any person other than the Landlord shall be approved by Keynote and the Lease Representative (such approval not to be unreasonably withheld, conditioned or delayed). The Lease Representative shall keep the Shareholders’ Representative and Keynote reasonably apprised of the status of negotiating the discharge of the Surviving Corporation’s obligations under the Lease and shall have the authority to negotiate with the Landlord to terminate the Lease or otherwise satisfy the Surviving Corporation’s obligations thereunder, subject to the approval of the Shareholders’ Representative upon consultation with Partech International, Inc. (“Partech”) and Kleiner Perkins Caufield & Byers (“KPCB”), and further subject to the approval of Keynote, such approval not to be unreasonably withheld, conditioned or delayed, provided, however, that Keynote shall not be required to grant any approval that provides for any obligations to Keynote under the Lease that cannot be satisfied in full with funds then on deposit in the Lease Escrow Account.

(b) Following the termination of the Lease or other satisfaction of the Surviving Corporation’s obligations thereunder in accordance with Section 2.3(a) hereof, any remaining Escrowed Lease Funds (defined below) shall be distributed by the Escrow Agent (i) first, to the Lease Representative to satisfy the Lease Representative Compensation (defined below) and any amounts payable pursuant to that certain broker’s agreement between Vividence and Cornish & Carey (the “Lease Broker Fees”), (ii) second, to the Lease Representative to satisfy any Lease Representation Expenses (defined below), any fees and expenses incurred by the Lease Representative in connection with the discharge of the Lease, including without limitation, and any unsatisfied Lease Indemnification Payments, (iii) third, to Keynote to satisfy the reasonable fees of counsel to Keynote in reviewing documentation and terms of such termination, (iv) fourth, any remaining amounts to Keynote in an amount sufficient to satisfy the Bonus Plan Liability related to such amount of remaining Escrowed Lease Funds to be distributed, and (v) fifth, any remaining amounts to the Vividence Preferred Holders immediately prior to the Effective Time, in each case the amount and allocation of such distribution to be confirmed by the Shareholders’ Representative.

(c) Each of Keynote and the Surviving Corporation hereby agree and acknowledge that Vividence’s furniture and fixture assets in its San Mateo offices (the “Furniture”) shall be assignable by the Lease Representative to the Landlord or a third party in connection with the termination or discharge of the Lease pursuant to Section 2.3(a) of this Agreement. Following the Effective Time, each of Keynote and the Surviving Corporation shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable to effect this Section 2.3.

(d) The Lease Representative, shall be compensated out of the Escrowed Lease Funds as set forth on Schedule 2.3(d) to the Vividence Disclosure Letter (or as otherwise mutually agreed upon by the Shareholders’ Representative and Keynote, such agreement of Keynote not to be unreasonably withheld, conditioned or delayed) (the “Lease Representative Compensation”). The Lease Representative shall be entitled to negotiate with the Landlord to terminate the Lease or otherwise discharge the Surviving Corporation’s obligations under the Lease, subject to the provisions of Section 2.3(a) hereof, and to retain such persons and pay such costs and expenses as may be reasonably necessary in connection therewith (“Lease Representation Expenses”) out of the Representative Escrow Amount, as may be paid pursuant to Section 2.3(b)(i) hereof or as otherwise approved by Keynote for payment out of the Lease Escrow Account, such approval not to be unreasonably withheld, conditioned or delayed), and to take such other actions as may be necessary or appropriate in the judgment of the Lease Representative for the accomplishment of the foregoing. The Lease Representatives may resign, with or without cause, upon ten (10) days’ written notice to the Shareholders’ Representative and Keynote, and the Lease Representative may be changed by the Shareholders’ Representative at any time by written notice to Keynote. The Lease Representative shall at all times act in its capacity as Lease Representative in a manner that the Lease Representative believes to be in the best interest of the holders of Vividence Preferred Stock immediately prior to the Effective Time. The Lease Representative may consult with legal counsel and other experts selected by it and shall not be liable to the Shareholders’ Representative, the holders of Vividence Preferred Stock or any other person immediately prior to the Effective Time, for any action taken or omitted to be taken by them in accordance with the advice of such counsel or other experts in the absence of willful misconduct or bad faith. The Lease Representative shall not be liable for any act done or omitted hereunder as Lease Representative in the absence of willful misconduct or bad faith. Keynote shall not be liable for any act done or omitted hereunder by the Lease Representative. In addition, the holders of Vividence Preferred Stock immediately prior to the Effective Time shall severally (but not jointly) indemnify the Lease Representative and hold the Lease Representative harmless against any loss, liability or expense incurred without willful misconduct or bad faith on the part of the Lease Representative and arising out of or in connection with the acceptance, performance or administration of the Lease Representative’s duties pursuant to this Section 2.3, including the reasonable fees and expenses of any legal counsel retained by the Lease Representative (“Lease Indemnification Payments”); provided, however, that in no event shall any such Vividence Shareholder be liable to the Lease Representative under any circumstance for an amount in excess of the Shareholder Transaction Consideration actually received by such Vividence Preferred Holder pursuant to this Agreement.

2.4 Effects of the Merger. At and upon the Effective Time of the Merger:

(a) the separate existence of Sub will cease and Sub will be merged with and into Vividence, and Vividence will be the surviving corporation of the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) pursuant to the terms of this Agreement and the Agreement of Merger;

(b) the Articles of Incorporation of Sub will become the Articles of Incorporation of the Surviving Corporation immediately after the Effective Time;

(c) the Bylaws of Sub will become the Bylaws of the Surviving Corporation immediately after the Effective Time;

(d) each share of Vividence Common Stock that is outstanding immediately prior to the Effective Time will be cancelled as provided in Section 2.1(b) hereof;

(e) each share of Vividence Preferred Stock that is outstanding immediately prior to the Effective Time will be converted as provided in Section 2.1(c) hereof;

(f) each Vividence Option that is outstanding immediately prior to the Effective Time shall be terminated as provided in Section 2.2 hereof;

(g) each share of Sub common stock that is outstanding immediately prior to the Effective Time will be converted into one share of Vividence Common Stock as provided in Section 2.1(a);

(h) the officers of the Surviving Corporation immediately after the Effective Time will be those individuals who were the officers of Sub immediately prior to the Effective Time, and each such individual shall, immediately after the Effective Time, hold the same office or offices of the Surviving Corporation as the office or offices that such individual held with Sub immediately prior to the Effective Time;

(i) the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time will be the members of the Board of Directors of Sub immediately prior to the Effective Time; and

(j) the Merger will, from and after the Effective Time, have all of the effects provided by applicable law.

2.5 Preparation of Closing Balance Sheet. A draft of the Closing Balance Sheet shall be delivered by Vividence to Keynote not later than two (2) business days prior to the Closing Date. Vividence shall provide to Keynote, promptly after Keynote’s request, copies of the documents, instruments or other information evidencing the amounts set forth on any such draft or final Closing Balance Sheet (and after the Effective Time, the Shareholders’ Representative shall be entitled to access such information). In the event that Keynote objects to the calculation of the Total Vividence Assets or the Total Vividence Liabilities as set forth on the Closing Balance Sheet, Keynote shall deliver to the Shareholders’ Representative within sixty (60) days after the delivery of such Closing Balance Sheet a statement (the “Statement of Objections”) describing in reasonable detail any objections to the Closing Balance Sheet. If Keynote has vacated the Vividence leased premises in San Mateo prior to (i) October 1, 2004, the Total

Vividence Liabilities shall be increased by $33,980.40, or (ii) after October 1, 2004 but prior to November 1, 2004, the Total Vividence Liabilities shall be increased by $16,999.20. Keynote and the Shareholders’ Representative shall use all reasonable efforts to resolve any such objections, but if they do not reach a final resolution within thirty (30) days of the delivery of the Statement of Objections, Keynote and the Shareholders’ Representative shall submit the Closing Balance Sheet and the Statement of Objections to a San Jose, California office of an independent accounting firm of national standing that does not provide audit or accounting services to Keynote or Vividence (the “Independent Accountant”) to resolve any remaining objections within thirty (30) days of the date of such submission. The determination (the “Determination”) of the Independent Accountant or such other determination pursuant to this Section 2.5 (whether by lack of objection or mutual agreement) shall be conclusive and binding on all parties and neither Keynote nor the Shareholders’ Representative shall thereafter be entitled to challenge such determination of the Closing Balance Sheet or to otherwise seek any other adjustment to the Total Combined Closing Payments or to claim any damages in connection with the Closing Balance Sheet or the determination of Vividence Total Liabilities or Vividence Total Assets, other than payment of the Adjustment Amount (as defined below) as provided in this Section 2.5 and Section 8.2(a)(iii) hereto, except in cases of fraudulent conduct or fraudulent misrepresentation. The fees and expenses incurred in connection with the engagement of the Independent Accountant shall be borne by Keynote or the holders of Vividence Preferred Stock, as the case may be, whose version of the Closing Balance Sheet was further from the Closing Balance Sheet determined by the Independent Accountant. In the event that the resolution regarding the Statement of Objections and the Closing Balance Sheet, whether by mutual agreement or by determination of the Independent Accountant, would have resulted in an adjustment to the Total Combined Closing Payments had such matters been incorporated into the Closing Balance Sheet delivered at the Closing, then Keynote shall be entitled to receive from the Escrowed Funds an amount equal to the amount by which the Total Combined Closing Payments would have been so reduced (the “Adjustment Amount”), provided, however, that the Earnout Limit shall be increased by the Amount of the Adjustment Amount prior to the Escrow Release Date. To the extent liabilities are reflected on the Closing Balance Sheet, Keynote or the Surviving Corporation hereby covenants and agrees to pay promptly when due the full amount of such liabilities reflected on the Closing Balance Sheet.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF VIVIDENCE

Vividence represents and warrants to Keynote that, except as set forth in the letter addressed to Keynote from Vividence and dated as of the date of this Agreement (including all schedules thereto), which has been delivered by Vividence to Keynote concurrently with the parties’ execution of this Agreement (the “Vividence Disclosure Letter”), each of the representations, warranties and statements contained in the following sections of this Article 3 is true and correct. For all purposes of this Agreement, the statements contained in the Vividence Disclosure Letter and its schedules shall also be deemed to be representations and warranties made and given by Vividence under Article 3 of this Agreement.

3.1 Organization and Good Standing. Vividence is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Vividence has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to transact business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities make such qualification necessary, except to the extent that any failure to qualify would not individually or in the aggregate have a Material Adverse Effect. Vividence has delivered to Keynote true and correct copies of the currently effective Articles of Incorporation and Bylaws of Vividence, each as amended to date. Vividence is not in violation of its Articles of Incorporation or Bylaws.

3.2 Subsidiaries. Vividence does not have any subsidiary or own any equity or ownership interest, whether direct or indirect, in any corporation, partnership, limited liability company, joint venture or other business entity. Vividence is not obligated to make nor bound by any agreement or obligation to make any investment in or capital contribution in or on behalf of any other entity.

3.3 Power, Authorization and Validity.

(a) Power and Authority. Vividence has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under, this Agreement and all Vividence Ancillary Agreements and to consummate the Merger. The Merger and the execution, delivery and performance by Vividence of this Agreement, each of the Vividence Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby, have been duly and validly approved and authorized by Vividence’s Board of Directors and the Vividence Shareholders.

(b) No Consents. Except for (i) the filing of the Agreement of Merger with the Secretary of State of the State of California, (ii) the requisite approval of the Vividence Shareholders and (iii) the consents set forth in Schedule 3.5 to the Vividence Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission or other governmental authority (each, a “Governmental Authority”), or any other person or entity, governmental or otherwise, is necessary or required to be made or obtained by Vividence to enable Vividence to lawfully execute and deliver, enter into, and to perform its obligations under, this Agreement and each of the Vividence Ancillary Agreements, or to consummate the Merger.

(c) Enforceability. This Agreement and each of the Vividence Ancillary Agreements are, or when executed by Vividence will be valid and binding obligations of Vividence, enforceable against Vividence in accordance with their respective terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

3.4 Capitalization of Vividence.

(a) Outstanding Securities. As of the Agreement Date, the authorized capital stock of Vividence consists entirely of (i) 20,960,710 shares of Vividence Common Stock, of which a total of 5,709,341 shares are issued and outstanding and (ii) 10,741,485 shares of Vividence Preferred Stock, of which a total of 772,501 shares have been designated as Series A Preferred Stock, of which 750,001 shares are issued and outstanding, 3,312,758 shares have been designated as Series B Preferred Stock, of which 3,258,822 shares are issued and outstanding, 1,787,226 shares have been designated as Series C Preferred Stock, of which 1,725,128 shares are issued and outstanding, 2,869,000 shares have been designated as Series D Preferred Stock, of which 2,869,000 shares are issued and outstanding, and 2,000,000 shares have been designated as Series E Preferred Stock, of which 555,998 shares are issued and outstanding. The numbers of issued and outstanding shares of Vividence Capital Stock held by each of the Vividence Shareholders are set forth in Schedule 3.4(a) to the Vividence Disclosure Letter. As of the Agreement Date, to the knowledge of Vividence, each of the Vividence Shareholders has good and marketable title to that number of shares of Vividence Capital Stock as set forth beside such person’s name on Schedule 3.4(a)(1) to the Vividence Disclosure Letter. Except as set forth on such Schedule 3.4(a)(1), no shares of Vividence Capital Stock are issued or outstanding. Vividence holds no treasury shares. As of the Agreement Date, an aggregate of 2,397,961 shares of Vividence Common Stock are reserved and authorized for future issuance or option grants pursuant to the Vividence Plan. No Vividence Options have been granted except under and pursuant to the Vividence Plan and 1,750,137 Vividence Options are outstanding as of the Agreement Date. True and complete copies of the standard agreements under the Vividence Plan and each agreement for each Vividence Option that does not conform to the standard agreement under the Vividence Plan have been delivered by Vividence to Keynote. As of the Agreement Date, there are outstanding warrants to purchase 22,500 shares of Series A Preferred Stock, 53,936 shares of Series B Preferred Stock, 62,098 shares of Series C Preferred Stock and 2,167 shares of Series E Preferred Stock. In addition, Vividence has shares of Series E Preferred Stock for issuance pursuant to a Warrant to Purchase Stock issued to Greater Bay Bancorp on November 13, 2003. There shall be no “in the money” warrants to purchase Vividence Capital Stock outstanding following the Effective Time.

(b) No Duty to Assume. The Vividence Plan and the Vividence Options will terminate, at or about the Closing Date, and neither Keynote nor Sub has, nor will Keynote or Sub incur, any obligation or Liability whatsoever (whether under the Vividence Plan, the terms of any Vividence Option or otherwise) to assume, any Vividence Option or other Liability to any holder of a Vividence Option in connection with this Agreement, any Ancillary Agreement or under any other agreement or transaction contemplated hereby or thereby or pursuant to the terms and conditions of the Vividence Plan or any Vividence Option.

(c) Valid Issuance. All issued and outstanding shares of Vividence’s capital stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any preemptive right, right of first refusal (other than in favor of Vividence), right of first offer or right of rescission (except, in each case, for any such rights which have been properly waived), and have been offered, issued, sold and delivered by Vividence in compliance with (a) all registration or qualification requirements (or applicable exemptions therefrom) of all applicable securities laws and, to the knowledge of Vividence, other applicable Legal Requirements and (b) all requirements set forth in applicable agreements or instruments. All shares of Vividence Common Stock subject to issuance under Vividence Options, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding Vividence Options have been issued and granted in compliance with (a) all registration or qualification requirements (or applicable exemptions therefrom) of all applicable securities laws and, to the knowledge of Vividence, other applicable Legal Requirements and (b) all requirements set forth in applicable agreements or instruments.

(d) No Other Options, Warrants or Rights. Other than as set forth in Sections 3.4(a) and 3.4(c) hereof (and the conversion rights of such securities), there are no options, warrants, convertible securities or other securities, calls, commitments, conversion privileges, preemptive rights, rights of first refusal, rights of first offer or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any shares of Vividence’s authorized but unissued capital stock or any securities convertible into or exchangeable for any shares of Vividence’s capital stock or obligating Vividence to grant, issue, extend, or enter into any such option, warrant, convertible security or other security, call, commitment, conversion privilege, preemptive right, right of first refusal, right of first offer or other right or agreement to obtain any shares of Vividence’s capital stock, and there is no Liability for dividends accrued but unpaid.

(e) No Voting Arrangements. Except for the Voting Agreements to be executed by certain Vividence Shareholders in connection herewith, there are no voting agreements, voting trusts or proxies applicable to any of Vividence’s outstanding capital stock pursuant to any agreement or obligation to which Vividence is a party or, to Vividence’s knowledge, pursuant to any other agreement or obligation.

3.5 No Conflict. Neither the execution and delivery of this Agreement nor any of the Vividence Ancillary Agreements by Vividence, nor the consummation of the Merger or any of the other transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under: (a) any provision of the Articles of Incorporation or Bylaws of Vividence as currently in effect; (b) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation, in each case in any material respect, applicable to Vividence or any of its assets or properties; (c) any Vividence Material Agreement; or (d) any privacy policy of Vividence in any material respect.

3.6 Litigation. Except as disclosed in Schedule 3.6 to the Vividence Disclosure Letter, there is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against Vividence or against any officer or director or, to the knowledge of Vividence, against any employee or agent of Vividence, in either case in their capacity as such or relating to their employment, services or relationship with Vividence before any court, Governmental Authority or arbitrator, nor, to Vividence’s knowledge, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened. There is no judgment, decree, injunction, rule or order of any court, Governmental Authority or arbitrator outstanding against Vividence. To Vividence’s knowledge, there is no basis for any person to assert a claim against Vividence based upon: (a) Vividence’s negotiating or entering into this Agreement or any Vividence Ancillary Agreement or consummating the Merger or any of the transactions contemplated by this Agreement or any Vividence Ancillary Agreement; (b) any claim that Vividence has agreed to sell or dispose of all or any substantial portion of its assets or business to any party other than Keynote, whether by way of merger, consolidation, sale of assets or otherwise; (c) any wrongful failure by Vividence to issue any of its stock or other securities to any party; (d) ownership or rights to ownership of any shares of Vividence Capital Stock or Vividence Options, including any preemptive rights or rights to notice or to vote; or (e) any rights under any agreement among Vividence and its shareholders.

3.7 Taxes.

(a) Vividence has timely filed all federal, state, local and foreign tax and information returns (the “Returns”) required to be filed by it. Vividence will timely file all such returns, reports, estimates and information statements required to be filed on or before the Effective Time. All such returns and reports are and will be true, correct, and complete.

(b) Vividence has paid when due all taxes required to be paid by it for which payment is due, has made all necessary estimated tax payments, and has no liability for taxes in excess of the amount so paid, except to the extent that an accrual or reserve for such taxes has been reflected in accordance with GAAP on the Balance Sheet (as defined in Section 3.13 hereof). Vividence has established an adequate accrual or reserve in accordance with GAAP for the payment of all taxes payable in respect of the periods subsequent to the periods covered by its most recent applicable tax returns (which accrual or reserve as of the Balance Sheet Date is fully reflected on the Balance Sheet and in any more recent balance sheet of Vividence provided by Vividence to Keynote on or before the Closing Date). Vividence has no current or deferred Tax Liabilities and will not as a result of the transactions contemplated herein become liable for any Tax not adequately reserved against on the Balance Sheet in accordance with GAAP.

(c) There is not in effect any waiver by Vividence of any statute of limitations with respect to any Taxes or agreement to any extension of time for filing any Return that has not been filed, and Vividence has not consented to extend to a date later than the Agreement Date the period in which any Tax may be assessed or collected by any Taxing authority.

(d) No deficiencies for any tax have been threatened, claimed, proposed or assessed against Vividence or, to the knowledge of Vividence, any of the officers, employees or agents of Vividence in their capacity as such.

(e) Vividence has not received any notification from the Internal Revenue Service or any other taxing authority regarding any material issues that are currently pending before the Internal Revenue Service or any other taxing authority (including but not limited to any sales or use tax authority) regarding Vividence.

(f) To the knowledge of Vividence no tax return of Vividence is under audit by the Internal Revenue Service or any other taxing agency or authority and any such past audits (if any) have been completed and fully resolved and all taxes and any penalties or interest determined by such audit to be due from Vividence have been paid in full to the applicable taxing authorities. Vividence has not been notified of any request for such an audit or examination. No adjustment relating to any Returns filed by Vividence has been proposed by any Tax authority to Vividence (or any representative thereof). No tax liens are currently in effect against any assets of Vividence other than liens that arise by operation of law for taxes not yet due and payable.

(g) Vividence has not been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was Vividence) and has no Liability for the Taxes of any Person (other than Vividence) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract or otherwise. Vividence has not incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(h) Vividence is not a “personal holding company” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).

(i) Vividence has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Vividence.

(j) Vividence has complied (and until the Effective Time will comply) with all Applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws, including but not limited to federal and state income taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, and has timely filed all withholding Tax returns.

(k) Since its inception, Vividence has not been a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, and in Section 1.897-2(b) of the Treasury Regulations issued thereunder (the “Regulations”), and Vividence has filed with the Internal Revenue Service all statements, if any, that are required under Section 1.897-2(h) of the Regulations.

(l) There is no Contract to which Vividence is a party, including, without limitation, the provisions of this Agreement, covering any employee or former employee of Vividence, that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

(m) Vividence has not consummated, participated in, or is currently participating in any transaction that was or is a “Tax shelter” transaction as defined in Sections 6662, 6011, 6012, or 6111 of the Code or Treasury Regulations.

(n) Vividence neither is a party to nor has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

(o) Vividence has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution that could otherwise constitute part of a “plan” or “Series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the merger.

(p) Except as may be required as a result of the Merger, Vividence has not been and will not be required to include any material adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

For the purposes of this Section, the terms “tax” and “taxes” include all federal, state, local and foreign income, alternative or add-on minimum income, gains, franchise, excise, property, property transfer, sales, use, employment, license, payroll, ad valorem, documentary, stamp, withholding, occupation, recording, value added or transfer taxes, governmental charges, fees, customs duties, levies or assessments (whether payable directly or by withholding), and, with respect to any such taxes, any estimated tax, interest, fines and penalties or additions to tax and interest on such fines, penalties and additions to tax.

3.8 Vividence Financial Statements. Vividence has delivered to Keynote Vividence’s audited balance sheet as of December 31, 2003 and unaudited balance sheet as of August 31, 2004 (the “Balance Sheets”), and Vividence’s audited statements of operations for the year ended December 31, 2003 and the unaudited statement of operations for the period begun January 1, 2004 and ended August 31, 2004, a copy of each of which is attached as Schedule 3.8 to the Vividence Disclosure Letter (all such financial statements of Vividence and any notes thereto are hereinafter collectively referred to as the “Vividence Financial Statements”). The Vividence Financial Statements: (a) are derived from and are in accordance with the books and records of Vividence, (b) fairly present the financial condition of Vividence at the dates therein indicated and the results of operations for the periods therein specified, and (c) have been prepared in accordance with GAAP applied on a basis consistent with prior periods, except for any absence of notes to any of the unaudited Vividence Financial Statements. Vividence has no material debt, Liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for those (a) shown on the Balance Sheets and (b) that may have been incurred after August 31, 2004 (the “Balance Sheet Date”) in the ordinary course of Vividence’s business consistent with its past practices and that are not material in amount, either individually or collectively, or are not required to be set forth in the Balance Sheet under GAAP. All reserves established by Vividence that are set forth in or reflected in the Balance Sheets are adequate. At the Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) that are not adequately provided for in the Balance Sheet as required by said Statement No. 5.

3.9 Title to Properties. Vividence has good and marketable title to, or valid leasehold interests in or other valid rights to use, all of its tangible assets and properties (including those shown on the Balance Sheet), free and clear of all Encumbrances, other than liens for current taxes that are not yet due and payable or Permitted Encumbrances (as defined below). All material machinery, vehicles, equipment (including, without limitation, computers and webservers) and other tangible personal property owned or leased by Vividence are in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which Vividence is a party are fully effective and afford Vividence peaceful and undisturbed leasehold possession of the real or personal property that is the subject of the lease and Vividence is not in breach of any material provision of any such lease which breach would give rise to any payment by Vividence or a termination right in the other party. Vividence is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties except to the extent that such violation would not have a Material Adverse Effect. Vividence does not own any real property. Schedule 3.9 to the Vividence Disclosure Letter sets forth a complete and accurate list and a brief description of all personal property owned or leased by Vividence with an individual fair market value of $10,000 or greater.

3.10 Absence of Certain Changes. Except as disclosed in Schedule 3.10 to the Vividence Disclosure Letter, since the Balance Sheet Date and except as contemplated by this Agreement, Vividence has operated its business in the ordinary course consistent with its past practice, and since such date there has not been with respect to Vividence any:

(a) Material Adverse Change in Vividence;

(b) amendment or change in the Articles of Incorporation or Bylaws;

(c) incurrence, creation or assumption by Vividence of (i) any obligation or Liability or any indebtedness for borrowed money, or (ii) any contingent Liability as a guarantor or surety with respect to the obligations of others;

(d) payment or discharge by Vividence of any Encumbrance on any asset or property of Vividence, or the payment or discharge of any Liability of Vividence, in each case that was not either shown on the Balance Sheet or incurred in the ordinary course of Vividence’s business after the Balance Sheet Date in an amount not in excess of $10,000 for any single Liability to a particular creditor;

(e) purchase, license, sale, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of the assets, properties or goodwill of Vividence other than a license of any product or products of, or in connection with services of, Vividence made in the ordinary course of Vividence’s business consistent with its past practice;

(f) damage, destruction or loss of any material property or asset, whether or not covered by insurance;

(g) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of Vividence, or any split, combination or recapitalization of the capital stock of Vividence or any direct or indirect redemption, purchase or other acquisition of any capital stock of Vividence or any change in any rights, preferences, privileges or restrictions of any outstanding security of Vividence;

(h) change or increase in the compensation payable or to become payable to any of the officers, directors, or employees of Vividence, or in any bonus or pension, insurance or other benefit payment or arrangement (including without limitation stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such officers, employees or agents except in connection with normal employee salary or performance reviews or otherwise in the ordinary course of Vividence’s business consistent with its past practice and except as contemplated in this Agreement;

(i) obligation or Liability incurred by Vividence to any of its officers, directors or shareholders, except for normal and customary compensation and expense allowances payable to officers in the ordinary course of Vividence’s business consistent with its past practice;

(j) making by Vividence of any loan, advance or capital contribution to, or any investment in, any officer, director or shareholder of Vividence or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

(k) any written or, to the knowledge of Vividence, oral indication or assertion by the other party thereto of any material problems with Vividence’s services or performance under any Vividence Material Agreement or its desire to so amend, relinquish, terminate or not renew any such Vividence Material Agreement;

(l) any cancellation or non-renewal of any material customer Contract or any material change in the manner in which Vividence extends discounts, credits or warranties to customers or otherwise deals with its customers; or

(m) any license, transfer or grant of a right under any Vividence IP Rights (as defined in Section 3.13 below), other than those licensed, transferred or granted in the ordinary course of Vividence’s business consistent with its past practices.

For purposes of this Agreement, a “Permitted Encumbrance” means (i) Encumbrances (x) upon or in any equipment acquired or leased by the Company or any Subsidiary to secure the purchase price or lease of such equipment or indebtedness incurred solely for the purposes of financing the acquisition of such equipment, or (y) existing on such equipment at the time of its acquisition or lease, provided that the Encumbrance is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment; and (ii) Encumbrances of carriers, landlords, warehousemen, mechanics and materialmen, and other like Encumbrances incurred in the ordinary course of business securing obligations that are not yet delinquent or being contested in good faith, which do not materially affect the value of the property, (iii) deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pension or other social security obligations, which do not materially affect the value of the property, and (iv) cash security deposits paid to landlords or lessors of such leased premises or leased property.

3.11 Contracts and Commitments/Licenses and Permits. Schedule 3.11 to the Vividence Disclosure Letter sets forth a list of each of the following Contracts to which Vividence is a party or to which Vividence or any of its assets or properties is bound:

(a) any Contract providing for payments (whether fixed, contingent or otherwise) (i) by Vividence in an aggregate amount of $20,000 or more or (ii) to Vividence in an aggregate amount of (A) $50,000 or more under any Contracts with customers, or (B) $10,000 or more under any other Contracts;

(b) any dealer, distributor, OEM (Original Equipment Manufacturer), reseller, sales representative or similar agreement under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for, any product, service or technology of Vividence;

(c) any Contract providing for the development of any software, hardware, content, technology or intellectual property for (or for the benefit or use of) Vividence, or providing for the purchase or license of any software, hardware, content, technology or intellectual property to (or for the benefit or use of) Vividence, which software, hardware, content, technology or intellectual property is in any manner used or incorporated (or is contemplated by Vividence to be used or incorporated) in connection with any aspect or element of any product, service or technology of Vividence to the extent necessary for the conduct of the business of Vividence as presently conducted or contemplated (excluding off-the-shelf software programs licensed by Vividence pursuant to “click through” or “shrink-wrap” or other standard licenses that are generally commercially available and cost less than $1,500 per copy) (and for the purposes of this Section “content” includes textual content and visual, photographic or graphics content);

(d) any joint venture or partnership Contract or other similar agreement;

(e) any Contract or commitment in which Vividence has granted or received most favored customer pricing provisions, rights of first refusal, rights of first negotiation, or exclusive license, marketing or distribution rights relating to any product, service, market or geographic territory (including but not limited to any restrictions on Vividence from engaging in any business in any market or geographic area);

(f) any Contract or commitment for or relating to the employment of any officer, employee or consultant of Vividence or any other type of Contract or understanding with any officer, employee or consultant of Vividence that is not immediately terminable by Vividence without cost or other Liability;

(g) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

(h) any lease or other agreement under which Vividence is lessee of or holds or operates any items of tangible personal property or real property owned by any third party;

(i) any agreement that purports to restrict Vividence from: engaging in any aspect of its business; participating or competing in any line of business or market; freely setting prices for Vividence’s products, services or technologies generally or with respect to specific markets or other customers (including but not limited to most favored customer pricing provisions); or soliciting potential employees, consultants, contractors or other suppliers or customers;

(j) any Vividence IP Rights Agreement (as defined in Section 3.13 hereof) other than agreements related to off-the-shelf software programs licensed by Vividence pursuant to “click through” or “shrink-wrap” or other standard licenses that are generally commercially available and cost less than $1,500 per copy;

(k) any co-location, co-branding or website hosting agreements;

(l) any agreement relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of capital stock or other securities of Vividence or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor, except for those agreements conforming to the standard agreement under the Vividence Plan; and

(m) any Governmental Permit (as defined in Section 3.14).

A true and complete copy of each agreement or document required by subsections (a) through (l) of this Section to be listed in Schedule 3.11 to the Vividence Disclosure Letter (such agreements and documents being hereinafter collectively referred to as the “Vividence Material Agreements”) and a copy of each Governmental Permit required by subsection (m) of this Section to be listed in Schedule 3.11 to the Vividence Disclosure Letter has been delivered to Keynote or its legal counsel.

3.12 No Default. Vividence is not in breach or default under any Vividence Material Agreement. Each Vividence Material Agreement is in full force and effect, as amended to date. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (a) result in a material violation or breach by Vividence of any of the provisions of any Vividence Material Agreement, or (b) give any third party (i) the right to declare a default or exercise any material remedy under any Vividence Material Agreement, (ii) the right to a rebate, chargeback, penalty, or change in delivery schedule or term (other than changes in delivery schedules in the ordinary course of business consistent with past practice), (iii) the right to accelerate the maturity or performance of any obligation of Vividence under any Vividence Material Agreement, or (iv) the right to cancel, terminate or modify any material provision under any Vividence Material Agreement or require the payment of a refund or repayment thereunder. Vividence has not received any written notice or, to the knowledge of Vividence, other communication regarding any actual or possible violation or breach of, or default under, any Vividence Material Agreement. Vividence has no Liability for renegotiation of government Contracts or subcontracts, if any.

3.13 Intellectual Property.

(a) Vividence (i) owns and has independently developed, or (ii) has the valid right or license to use, possess, develop, make, have made, offer for sale, sell, import, license, copy, distribute, market, display, perform, transmit, advertise, create derivative works of and/or dispose of all Intellectual Property (as defined below) to the extent necessary or required for the conduct of the Vividence Business (as defined below) (IP Rights relating to such Intellectual Property being hereinafter collectively referred to as the “Vividence IP Rights”). Such Vividence IP Rights are sufficient for such conduct of the Vividence Business. As used herein, the term “Vividence Business” means the business of Vividence as presently conducted. As used herein, the term “Intellectual Property” means, collectively, all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, franchises, licenses, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, software source code and object code, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, inventions, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including, without limitation, manuals, programmers’ notes, memoranda and records. “Intellectual Property Rights” or “IP Rights” means patent rights, trademark and service mark rights, copyrights and trade secret rights relating to the Intellectual Property. As used in this Section 3.13, “Vividence-Owned IP Rights” means Vividence IP Rights that are owned or exclusively licensed to Vividence; and “Vividence-Licensed IP Rights” means Vividence IP Rights that are not Vividence-Owned IP Rights and that are licensed to Vividence by a third party.

(b) Neither the execution, delivery and performance of this Agreement or the Agreement of Merger, or the consummation of the Merger and the other transactions contemplated by this Agreement and/or by Vividence Ancillary Agreements will, in accordance with their terms: (a) constitute a material breach of or default under any instrument, Contract, license or other agreement governing any Vividence IP Right to which Vividence is a party (collectively, the “Vividence IP Rights Agreements”); (b) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Vividence IP Right; or (c) materially impair the right of Vividence or the Surviving Corporation to use, possess, develop, make, have made, offer for sale, sell, import, copy, distribute, display, perform, transmit, license, market, advertise, create derivative works of and/or dispose of any Vividence IP Right or portion thereof. There are no royalties, honoraria, fees or other payments currently payable or payable in the future by Vividence to any third person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, development, manufacture, distribution, possession, license-in, sale, marketing, advertising or disposition of any Vividence IP Rights by Vividence and none will become payable as a result of the consummation of the transactions contemplated by this Agreement, in and of themselves, except for per copy license fees of less than $1,500 for software generally commercially available to the public.

(c) Schedule 3.13(c) to the Vividence Disclosure Letter sets forth a list (by name and version number) of each of the products, including without limitation software products, and services currently made, manufactured, marketed, licensed, sold or distributed by Vividence (each a “Vividence Product or Service”). Use, development, manufacture, marketing, license, sale, distribution, or disposition of any Vividence Product or Service as part of the Vividence Business (i) does not violate any Vividence IP Rights Agreement or other license, contract, agreement, arrangement, commitment or undertaking between Vividence and any third party or (ii) does not infringe or misappropriate any Intellectual Property Right in existence on or prior to the Effective Time, of any third party. There is no pending or, to Vividence’s knowledge, threatened claim or litigation contesting the validity, ownership or right of Vividence to any Vividence IP Right or to use, develop, make, market, license, sell, distribute, or dispose of any Vividence Product or Service as part of the Vividence Business, nor to Vividence’s knowledge, is there any reasonable basis for any such claim. Vividence has not received any notice asserting that the exercise of any Vividence IP Right or the current or proposed use, development, manufacture, marketing, license, sale, distribution, or disposition of any Vividence Product or Service infringes or misappropriates, or will infringe or misappropriate, any Intellectual Property right of any third party or conflicts or will conflict with the rights of any third party, nor, to Vividence’s knowledge, is there any reasonable basis for any such assertion. Vividence has not received any written notice from any third party requesting that Vividence enter into a license under any third party patents. None of the Vividence-Owned IP Rights, the Vividence Products or Services, Vividence or (to the knowledge of Vividence) the Vividence-Licensed IP Rights, is subject to any proceeding or outstanding order or stipulation (i) restricting in any manner the use, distribution, transfer, or licensing by Vividence of any Vividence-Owned IP Rights, any Vividence-Licensed IP Rights or any Vividence Product or Service, or that may affect the exercise, validity, or enforceability of any Vividence IP Rights or the use or disposition of any Vividence Product or Service, or (ii) restricting the conduct of the Vividence Business in order to accommodate Intellectual Property rights of a third party.

(d) No officer or director and no other current or former employee, consultant or independent contractor of Vividence: (a) is in material violation of any term or covenant of any employment Contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, noncompetition agreement or any other Contract or agreement with any other party by virtue of such employee’s, consultant’s, or independent contractor’s being employed by, or performing services for, Vividence or using trade secrets or proprietary information of others without permission; or (b) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for Vividence that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including without limitation Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. Neither the employment of any officer or director of Vividence and, the employment of any other employee of Vividence nor the use by Vividence of the services of any consultant or independent contractor subjects Vividence to any Liability to any third party for improperly soliciting such employee or consultant, or independent contractor to work for Vividence, whether such Liability is based on contractual or other legal obligations to such third party.

(e) Vividence has taken reasonably necessary and appropriate steps to protect, preserve and maintain all material Vividence IP Rights (or in the case of Vividence-Licensed IP Rights, to the extent contractually required to do so by such third parties). All current and former officers, employees, consultants and independent contractors of Vividence having access to proprietary information of Vividence, its customers or business partners and inventions owned by Vividence, have executed and delivered to Vividence an agreement regarding the protection of such proprietary information and the assignment of Vividence’s inventions to Vividence (in the case of proprietary information of Vividence’s customer and business partners, to the extent required by such customers and business partners); and copies of the forms of such agreements and copies of all agreements which deviate from such forms have been delivered to Keynote or its legal counsel. Vividence has secured valid written assignments from all of Vividence’s current and former consultants, independent contractors and employees who were involved in, or who contributed to, the creation or development of any Vividence-Owned IP Rights, of the rights to such contributions that may be owned by such persons or that Vividence does not already own by operation of law. No current or former employee, officer, director, consultant or independent contractor of Vividence has any right, license, claim or interest whatsoever in or with respect to any Vividence IP Rights. To the extent that any technology, software or Intellectual Property developed or otherwise owned by a third party is incorporated into, integrated or bundled with, or used by Vividence in the development, manufacture or compilation of any of the Vividence Products or Services (other than off-the-shelf software programs or tools that Vividence uses for development, manufacture or compilation that Vividence licenses pursuant to “shrink-wrap,” “click wrap,” or other standard licenses that are generally commercially available and cost less than $1,500 per copy) (“Third-Party Product Technology”), Vividence has a written agreement with such third party with respect thereto pursuant to which Vividence either (i) has obtained complete, unencumbered and unrestricted ownership of, and is the exclusive owner of, or (ii) has obtained licenses (sufficient for the conduct of the Vividence Business) to, all such third party’s Intellectual Property in such Third-Party Product Technology. A list and description of all such Third-Party Product Technology is set forth on Schedule 3.13(e) to the Vividence Disclosure Letter.

(f) Schedule 3.13(f) to the Vividence Disclosure Letter lists the status of all trademark applications that Vividence has filed. Vividence is the exclusive owner of all registrations listed on such Schedule 3.13(f). Vividence owns exclusively, and has good title to, or has sufficient rights to use all material copyrighted works that are included or incorporated into the Vividence Products or Services or that Vividence otherwise purports to own. To the extent that any patents, that have issued on or prior to the Effective Time, would be infringed by any Vividence Products or Services or the operation or conduct of the Vividence Business, the Company is the exclusive owner of such patents.

(g) Schedule 3.13(g) to the Vividence Disclosure Letter contains a true and complete list of (i) all worldwide registrations made by or on behalf of Vividence of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses with any governmental or quasi-governmental authority including Internet domain name registries; and (ii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to federal, state and foreign laws by Vividence to secure, perfect or protect its interest in Vividence IP Rights, including, without limitation, all patent applications, copyright applications, and applications for registration of trademarks and service marks and where applicable the jurisdiction in which each of the items of the Vividence IP Rights has been applied for, filed, issued or registered, and (iii) all inter parties proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office) or equivalent authority anywhere else in the world) related to any of the Vividence IP Rights. To Vividence’s knowledge (with respect to patents, trademarks, trade names and service marks only), all registered patents, trademarks, service marks, Internet domain names, Internet or World Wide Web URLs or addresses, and copyrights held by Vividence are valid, enforceable and subsisting and Vividence is the record owner thereof.

(h) Vividence owns all right, title and interest in and to all Vividence-Owned IP Rights free and clear of all security interests, liens, pledges, mortgages, assignments, claims, licenses, restrictions and encumbrances (other than licenses and rights listed in Section 3.13(i) to the Vividence Disclosure Letter). Vividence’s right, license and interest in and to all Vividence-Licensed IP Rights is free and clear of all security interests, liens, pledges, mortgages, assignments, claims, licenses, and encumbrances (other than licenses and rights listed in Section 3.13(i) to the Vividence Disclosure Letter).

(i) Other than off-the-shelf software programs or tools that Vividence uses for development, manufacture or compilation that Vividence licenses pursuant to “shrink-wrap,” “click wrap,” or other standard licenses that are generally commercially available and cost less than $1,500 per copy, Schedule 3.13(i) to the Vividence Disclosure Letter contains a true and complete list of (i) all licenses, sublicenses and other agreements as to which Vividence is a party and pursuant to which any person or entity is authorized to use any Vividence IP Rights, and (ii) all licenses, sublicenses and other agreements as to which Vividence is a party and pursuant to which Vividence is authorized to use any Third-Party Intellectual Property, and (iii) all rights of any governmental authority relating to any Vividence IP Rights, including rights to distribute, sublicense, acquire, modify, develop software or services incorporating, or otherwise use any Vividence IP Right. None of the licenses or other Contracts listed in Schedule 3.13(i) to the Vividence Disclosure Letter grants any third party exclusive rights to or under any Vividence-Owned IP Rights or grants any third party the right to sublicense any of such Vividence-Owned IP Rights. Vividence has not transferred ownership of any material Vividence IP Rights, to any third party, or knowingly permitted its rights in such material Vividence IP Rights to lapse or enter the public domain (other than through the expiration of registered Intellectual Property at the end of its statutory term).

(j) Neither Vividence nor any other party acting on its behalf, has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party, of any Vividence Source Code (as defined below). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery by Vividence or any other party acting on Vividence’s behalf to any party of any Vividence Source Code (as defined below). Schedule 3.13(j) to the Vividence Disclosure Letter identifies each Contract (whether written or oral) pursuant to which Vividence has deposited, or is or may be required to deposit, with an escrowholder or any other party, any Vividence Source Code and further describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Vividence Source Code. As used in this Section 3.13(j), “Vividence Source Code” means, collectively, any human readable software source code, or any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or relating to any software source code, that constitutes any Vividence-Owned IP Rights or any other product marketed or currently proposed to be marketed by Vividence.

(k) There is no unauthorized use, disclosure, infringement or misappropriation of any Vividence IP Rights by any third party, including any employee or former employee of Vividence. Vividence has not agreed to indemnify any person for any infringement of any Intellectual Property of any third party by any product or service that has been sold, licensed to third parties, leased to third parties, supplied, marketed, distributed, or provided by Vividence.

(l) All software developed by Vividence and licensed by Vividence to customers and all other products manufactured, sold, licensed, leased or delivered by or through Vividence to customers and all services provided by or through Vividence to customers on or prior to the Closing Date conform in all material respects (to the extent required in Contracts with such customers) to applicable contractual commitments, including express and implied warranties (if any), and to any representations provided to customers and Vividence has no material Liability (and, to Vividence’s knowledge, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Vividence giving rise to any material Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Balance Sheet. Except for errors and corrections that are not material, that do not cause Vividence to incur any material liability and that are addressed and resolved by Vividence in the ordinary course of business, Vividence has not received any written notice of any malfunctions with respect to any of the Vividence Products or Services or any other customer complaints related thereto and, to Vividence’s knowledge, there are no such malfunctions or complaints. Vividence has made available to Keynote all material documentation and notes relating to the testing of its Products, including without limitation plans and specifications for software products, and Services currently under development by Vividence. Vividence has a policy and procedure for tracking material bugs, errors and defects of which it becomes aware in any Vividence Products or Services, and maintains a database covering the foregoing. For all software used by Vividence in providing Vividence Products or Services, or in developing or making available any of the Vividence Products or Services, Vividence has implemented any and all security patches or upgrades that are generally available for that software.

(m) Except as disclosed in Schedule 3.13(m) to the Vividence Disclosure Letter, Vividence has not, to its knowledge, collected any personally identifiable information from any third parties. Vividence has provided adequate notice of its privacy practices related to the personally identifiable information collected from its panelists in its privacy policy or policies, which policy or policies (and the periods such policy or policies have been in effect) are set forth in Schedule 3.13(m) to the Vividence Disclosure Letter. Vividence’s privacy policy is and has been available on the Vividence Website (as defined below) at all times during the periods indicated on such Schedule 3.13(m). Vividence’s privacy practices conform, and at all times have conformed, in all material respects to its privacy policy. Vividence has complied in all material respects with U.S. laws and the European Union Privacy Directives (collectively, the “Privacy Laws”) relating to (a) the privacy of members of the Vividence research panel and private panelists and (b) the collection, storage and transfer of any personally identifiable information collected by Vividence from such panelists. Vividence’s privacy policy conforms, and at all times has conformed, in all material respects to all of Vividence’s contractual commitments to its customers and panelists. No claims have been asserted or, to the knowledge of Vividence, are threatened against Vividence by any person or entity alleging a violation of such person’s or entity’s privacy, personal or confidentiality rights under the privacy policies of Vividence which have not been resolved in accordance with Vividence’s dispute resolution procedure. With respect to all personal and user information described in this Schedule 3.13(m), Vividence has at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the knowledge of Vividence, there has been no unauthorized access to or other misuse of that information and there has been no unauthorized collection of that information in violation of Vividence’s privacy policy or policies.

(n) Except as disclosed in Schedule 3.13(n) to the Vividence Disclosure Letter, no government funding; facilities of a university, college, other educational institution or research center; or funding from third parties (other than funds received in consideration for capital stock of Vividence) was used in the development of the Vividence Products or Services. No current or former employee, consultant or independent contractor of Vividence, who was involved in, or who contributed to, the creation or development of any Vividence IP Rights, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Vividence.

(o) Schedule 3.13(o) to the Vividence Disclosure Letter sets forth all software or other material that is distributed as “free software,” “open source software,” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) used by Vividence in any way in the Vividence Business, and describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by Vividence.

(p) None of the Vividence Products or Services is subject to any “copyleft” or other obligation or condition under any Open Source Materials that: (i) could or does require, or could or does condition the use or distribution of such Vividence Products or Services on, the disclosure, licensing or distribution of any source code for any portion of such Vividence Product or Service (including but not limited to requiring that such Vividence Product or Service be redistributed at no charge); or (ii) could or does grant any rights or immunities to any third party or otherwise impose any limitation, restriction or condition on the right or ability of Vividence to use or distribute any Vividence Products or Services.

3.14 Compliance with Laws.

(a) Vividence has complied in all material respects, and is in compliance as of the Closing Date in all material respects, with all applicable federal, state or local laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees, and to Vividence’s knowledge, all foreign laws, ordinances, regulations and rules, applicable to it or to its assets, properties, and business (and any regulations promulgated thereunder) (collectively, “Applicable Law”).

(b) All materials, products and services distributed or marketed by Vividence have at all times made all disclosures to users or customers required by Applicable Law and none of such disclosures made or contained in any such materials have been inaccurate, misleading or deceptive, in each case in any material respect.

(c) Vividence holds all permits, licenses and approvals from, and has made all filings with, government (and quasi-governmental) agencies and authorities, that are necessary for Vividence to conduct its present business in all material respects without any violation of Applicable Law (“Governmental Permits”), and all such Governmental Permits are in full force and effect. Vividence has not received any written notice or, to the knowledge of Vividence, other communication from any Governmental Authority regarding (a) any actual or possible violation of Applicable Law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

(d) Neither Vividence nor any director or officer of Vividence, nor, to the knowledge of Vividence, any agent or employee of Vividence, has, for or on behalf of Vividence, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other payment in violation of Applicable Law.

3.15 Certain Transactions and Agreements. None of the officers or directors or their affiliates or, to the knowledge of Vividence, employees or shareholders of Vividence (or any member of the immediate families of any of the foregoing), has any direct ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, Vividence (except with respect to any interest in less than one percent (1%) of the stock of any corporation whose stock is publicly traded). None of said officers and directors or their affiliates or, to the knowledge of Vividence, employees or shareholders (or any member of the immediate families of any of the foregoing), is a party to, or otherwise directly or indirectly interested in, any Contract with Vividence, except for normal compensation for services as an officer, director or employee thereof that have been disclosed to Keynote and except for agreements related to the purchase of the stock or options of Vividence by such persons.

3.16 Employees, ERISA and Other Compliance.

(a) Vividence is in compliance in all material respects with all applicable laws, agreements and Contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters, and has correctly classified employees as exempt employees and non-exempt employees under the Fair Labor Standards Act, except to the extent that noncompliance or incorrect classification of employees would not have a Material Adverse Effect on Vividence. A list of all employees, officers and consultants of Vividence and their current title and/or job description and compensation is set forth in Schedule 3.16(a)(1) to the Vividence Disclosure Letter. Except as set forth in Schedule 3.16(a)(2) to the Vividence Disclosure Letter, Vividence does not have any employment Contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

(b) Vividence (i) is not now, nor has ever been, subject to a union organizing effort, (ii) is not subject to any collective bargaining agreement with respect to any of its employees, (iii) is not subject to any other Contract, written or oral, with any trade or labor union, employees’ association or similar organization or (iv) has any current labor disputes. Vividence has good labor relations, and has no knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby will have an adverse effect on such labor relations, and has no knowledge that any of its key employees intends to leave their employ. All of the employees of Vividence in the United States are legally permitted to be employed by Vividence in the United States of America in their current job capacities.

(c) Vividence has no “employee pension benefit plan” as defined in Section 3(2) of ERISA that constitutes, or has since the enactment of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), constituted (i) a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) a “multiple employer plan” as defined in Code Section 413(c), or (ii) a “funded welfare plan” within the meaning of Code Section 419. No employee pension benefit plan of Vividence is subject to Title IV of ERISA.

(d) Vividence Benefit Arrangements.

(i) Schedule 3.16(d) to the Vividence Disclosure Letter lists each employment, severance or other similar Contract, arrangement or policy, each “employee benefit plan” as defined in Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements, and clearly identifying which Vividence Benefit Arrangements are self-insured arrangements in Schedule 3.16(d)), workers’ compensation benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors that is entered into, maintained or contributed to by Vividence and covers any current, or former, employee, consultant or director of Vividence. Such Contracts, plans and arrangements as are described in this Section 3.16(d) are hereinafter collectively referred to as “Vividence Benefit Arrangements.”

(ii) Each Vividence Benefit Arrangement has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Vividence Benefit Arrangement and, unless otherwise indicated in Schedule 3.16(d) to the Vividence Disclosure Letter, each such Vividence Benefit Arrangement that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is intended to qualify under Section 401(a) of the Code has (A) received a favorable determination letter, opinion, advisory and/or notification letter or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such a letter and to make amendments necessary to obtain such a letter that such plan satisfied the requirements of Applicable Law; and a copy of such letter(s) have been delivered to Keynote and its counsel); or (B) if reliance is permitted under IRS Announcement 2001-77, relies on the favorable opinion letter or advisory letter of the master and prototype or volume submitter plan sponsor of such Vividence Benefit Arrangement. To the knowledge of Vividence, there are no pending investigations by any Governmental Authority involving a Vividence Benefit Arrangement, and no pending claims (except for claims for benefits payable in the normal course of operation), suits or proceedings against any Vividence Benefit Arrangement or asserting any rights or claims to benefits under any Vividence Benefit Arrangement.

(iii) Vividence has delivered to Keynote or its counsel a complete and correct copy and description of each Vividence Benefit Arrangement, including, where applicable and without limitation, all amendments thereto and all related trust documents, administrative services agreements, group annuity contracts, financial statements, investment policy statements, prospectuses, bonds required by ERISA, insurance policies (including policies pertaining to fiduciary liability insurance covering the fiduciaries of each Vividence Benefit Arrangement), vendor contracts, employee booklets, summary plan descriptions, summary of material modifications and other authorizing documents, and any material employee communications relating thereto.

(iv) Vividence has timely filed and delivered to Keynote or its legal counsel the three most recent annual reports (Form 5500) required for each Vividence Benefit Arrangement that is an “employee benefit plan” as defined under ERISA, including all schedules, financial statements, and attachments thereto, for each Vividence Benefit Arrangement that is subject to ERISA and Code reporting requirements, and all material communications with participants, the Internal Revenue Service (“IRS”), the U.S. Department of Labor (“DOL”) or any other Governmental Authority, administrators, trustees, beneficiaries and alternate payees relating to any Vividence Benefit Arrangement.

(v) No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Vividence, is threatened against or with respect to any Vividence Benefit Arrangement, including any audit or inquiry by the IRS or the DOL. Vividence has not ever been a participant in any “prohibited transaction,” within the meaning of Section 406 of ERISA with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that Vividence sponsors as employer or in which Vividence participates as an employer that was not otherwise exempt pursuant to Section 408 of ERISA or Code Section 4975 (or any administrative class exemption) (including any individual exemption granted under Section 408(a) of ERISA), or that could result in an excise tax under the Code or the assessment of a civil penalty under Section 502(i) of ERISA.

(vi) All contributions due from Vividence with respect to any of Vividence Benefit Arrangements have been made or have been accrued on Vividence’s financial statements (including without limitation the Vividence Financial Statements), and no further contributions will be due and owing or will have accrued thereunder as of the Closing Date. Notwithstanding the foregoing, all contributions due from Vividence with respect to any Vividence Benefit Arrangement qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement have been timely made.

(vii) All individuals who, pursuant to the terms of any Vividence Benefit Arrangement, are entitled to participate in any such Vividence Benefit Arrangement, are currently participating in such Vividence Benefit Arrangement or have been timely offered an opportunity to do so in writing and have failed to accept such offer.

(viii) Vividence will have no Liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement in excess of $10,000.

(ix) There has been no termination or partial termination, within the meaning of Section 411(d)(3) of the Code, of any Vividence Benefit Arrangement that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA.

(x) No Vividence Benefit Arrangement (other than life insurance arrangements) provides post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other Applicable Law.

(xi) No Vividence Benefit Arrangement shall be subject to any surrender fees or services fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans and, except as required by applicable law, no condition exists that would prevent Vividence from terminating or amending any Vividence Benefit Arrangement at any time for any reason in accordance with its terms.

(xii) All claims made as of the Closing Date under any self-insured Vividence Benefit Arrangement that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA have been paid or, if not paid, will be paid by Vividence. All claims under such self-insured Vividence Benefit Arrangement accrued or incurred by participants but not made, submitted or paid under such self-insured Vividence Benefit Arrangement on or before the Closing Date will be paid by Vividence after the Closing Date.

(e) There has been no amendment to, written interpretation or announcement (whether or not written) by Vividence relating to, or change in employee participation or coverage under, any Vividence Benefit Arrangement that would increase materially the expense of maintaining such Vividence Benefit Arrangement above the level of the expense incurred in respect thereof during the calendar year 2003.

(f) The group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of Vividence are in compliance with the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, the Health Insurance Portability and Accountability Act of 1996, the Women’s Health and Cancer Rights Act of 1998, and the Family Medical Leave Act of 1993, and the Newborns’ and Mothers’ Health Protection Act of 1996 (including any amendments to or regulations promulgated under any of the foregoing acts), or any similar provisions of state law, as such requirements affect Vividence and its employees. As of the Closing Date, there will be no outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to any of the Vividence Benefit Arrangements, covered employees, or qualified beneficiaries.

(g) No benefit payable or that may become payable by Vividence pursuant to any Vividence Benefit Arrangement or as a result of or arising under this Agreement or the Agreement of Merger will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code. Vividence is not a party to any: (i) agreement with any executive officer or other key employee thereof (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Vividence in the nature of the Merger or any of the other transactions contemplated by this Agreement or any Vividence Ancillary Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or (ii) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated (other than any partial or full plan termination resulting from the Merger), by the occurrence of the Merger or any of the other transactions contemplated by this Agreement or any Vividence Ancillary Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or any Vividence Ancillary Agreement.

3.17 Voting Agreement; Irrevocable Proxies. The persons and/or entities set forth on Schedule 3.17 to the Vividence Disclosure Letter have agreed in writing to vote for approval of this Agreement and the Merger (and to vote against proposals conflicting or inconsistent with this Agreement and the Merger) pursuant to a voting agreement substantially in the form attached hereto as Exhibit A (“Voting Agreement”) and pursuant to Irrevocable Proxies substantially in the form attached as Exhibit A thereto (“Irrevocable Proxies”).

3.18 No Brokers. Except pursuant to that certain Engagement Letter (the “Engagement Letter”) with Pacific Crest Securities Inc. (“Pacific Crest”) dated March 30, 2004, neither Vividence nor any affiliate of Vividence is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement.

3.19 Books and Records.

(a) The books, records and accounts of Vividence (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with good business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Vividence, and (d) accurately and fairly reflect the basis for the Vividence Financial Statements.

(b) Vividence has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (ii) to maintain accountability for assets; and (c) the amount recorded for assets on the books and records of Vividence is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.20 Insurance. All policies of insurance now held by Vividence are set forth in Schedule 3.20 to the Vividence Disclosure Letter, together with the name of the insurer under each policy, the type of policy, the policy coverage amount and any applicable deductible. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied, or disputed in writing or, to its knowledge, by any other means, by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and Vividence is otherwise in material compliance with the terms of such policies and bonds. Vividence has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

3.21 Environmental Matters.

(a) Vividence is in material compliance with all applicable Environmental Laws (as defined below), which compliance includes the possession by Vividence of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Vividence has not received any written notice or, to the knowledge of Vividence, other communication, whether from a governmental body, citizens groups, employee or otherwise, that alleges that Vividence is not in compliance with any Environmental Law, and, to its knowledge, there are no circumstances that may prevent or interfere with the compliance by Vividence with any current Environmental Law in the future. To Vividence’s knowledge, no current or prior owner of any property leased or possessed by Vividence has received any notice or other communication (in writing or otherwise), whether from a government body, citizens group, employee or otherwise, that alleges that such current or prior owner or Vividence is not in compliance with any Environmental Law. All governmental authorizations currently held by Vividence pursuant to any Environmental Law (if any) are identified in Schedule 3.21 to the Vividence Disclosure Letter.

(b) For purposes of this Section 3.21: (a) “Environmental Law” means any federal, state or local statute, law regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (defined below); and (b) “Material of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

3.22 No Existing Discussions. Neither Vividence nor any director, officer, Vividence Shareholder, employee or agent of Vividence is engaged, directly or indirectly in any discussions or negotiations with any third party relating to any Alternative Transaction.

3.23 Board Actions. The Board of Directors of Vividence (a) has determined that the Merger is in the best interests of the Vividence Shareholders and is on terms that are fair to such Vividence Shareholders, and has recommended the Merger to the Vividence Shareholders, (b) has approved this Agreement, the Agreement of Merger, the Merger, the Vividence Ancillary Agreements and all other agreements, transactions and actions contemplated hereby and thereby and (c) has directed the officers of Vividence to submit this Agreement, the Agreement of Merger, the Merger, the Vividence Ancillary Agreements and all other agreements, transactions and actions contemplated hereby and thereby, to the extent that shareholder approval is required thereof under Applicable Law and Vividence’s Articles of Incorporation and Bylaws, to the vote and approval of Vividence Shareholders.

3.24 Vote Required. The affirmative vote of the holders of a majority of the shares of each of the Vividence Preferred Stock, the Series D Preferred Stock and the Vividence Common Stock that are issued and outstanding on the Record Date (as defined below) is the only vote of the holders of any of the shares of Vividence’s capital stock necessary to approve this Agreement, the Merger, the Agreement of Merger, the Vividence Ancillary Agreements and the other transactions contemplated by this Agreement and the Vividence Ancillary Agreements. As used in this Section 3.24, the term “Record Date” means the record date for determining those shareholders of Vividence who are entitled to vote at the Vividence Shareholders’ meeting to approve the Merger under applicable law and Vividence’s Articles of Incorporation and Bylaws.

3.25 Disclosure. This Agreement, together with its exhibits and schedules and the Vividence Disclosure Letter, contains no untrue statement of a material fact and omits to state no material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

3.26 No Adverse Circumstances. There are no circumstances existing that would result in a claim for indemnity under Section 8.12 hereof.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF KEYNOTE AND SUB

Keynote and Sub hereby represent and warrant to Vividence that, except as set forth in the letter addressed to Vividence from Keynote and dated as of the date of this Agreement that has been delivered by Keynote to Vividence concurrently herewith (the “Keynote Disclosure Letter”), each of the following representations, warranties and statements contained in the following Sections of this Article 4 are true and correct as of the Closing Date. For all purposes of this Agreement, the statements contained in the Keynote Disclosure Letter and its schedules shall also be deemed to be representations and warranties made and given by Keynote and Sub under Article 4 of this Agreement.

4.1 Organization and Good Standing. Keynote is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business. Keynote owns all of the issued and outstanding capital stock of Sub. Each of Keynote and Sub is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed would not have a Material Adverse Effect on Keynote. Neither Keynote nor Sub is in violation of its Certificate or Articles of Incorporation or Bylaws.

4.2 Power, Authorization and Validity.

(a) Power and Authority. Keynote has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under, this Agreement and all the Keynote Ancillary Agreements and to consummate the Merger. The Merger and the execution, delivery and performance of this Agreement and each of the Keynote Ancillary Agreements by Keynote have been duly and validly approved and authorized by Keynote’s Board of Directors in compliance with applicable law (including Delaware Law) and Keynote’s Certificate of Incorporation and Bylaws. Sub has all requisite corporate power, capacity and authority to execute, deliver and perform its obligations under, this Agreement and all the Sub Ancillary Agreements and to consummate the Merger. The execution, delivery and performance of this Agreement and each of the Sub Ancillary Agreements by Sub have been duly and validly approved and authorized by Sub’s Board of Directors and its sole stockholder in compliance with Applicable Law and Sub’s Articles of Incorporation and Bylaws.

(b) No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission or other Governmental Authority is necessary or required to be made or obtained by Keynote or Sub to enable Keynote and Sub to enter into, and to perform their respective obligations under, this Agreement, the Keynote Ancillary Agreements or the Sub Ancillary Agreements, respectively, and for Keynote and Sub to consummate the Merger, except for the filing of the Agreement of Merger with the Secretary of State of the State of California, as required by California Law.

(c) Enforceability. This Agreement and the Keynote Ancillary Agreements are, or when executed by Keynote will be, valid and binding obligations of Keynote, enforceable against Keynote in accordance with their respective terms, subject to the effect of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement and the Sub Ancillary Agreements are, or when executed by Sub will be, valid and binding obligations of Sub, enforceable against Sub in accordance with their respective terms, subject to the effect of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

4.3 No Conflict. Neither the execution and delivery of this Agreement nor any of the Keynote Ancillary Agreements or Sub Ancillary Agreements by Keynote or Sub, nor the consummation of the Merger or any of the other transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of or constitute a default under: (a) any provision of the Certificate or Articles of Incorporation or Bylaws of Keynote or Sub as currently in effect,

(b) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Keynote or Sub or any of their respective material assets or properties or (c) any provision of any agreement, contract, obligation or understanding by which Keynote or Sub or any of their respective material assets or properties is bound, except in the case of (b) or (c) for any such conflicts, terminations, breaches, impairments, violations or defaults that would not have a material adverse effect on Keynote’s or Sub’s ability to consummate the Merger.

4.4 Litigation. There is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against Keynote or Sub before any court, Governmental Authority or arbitrator, nor, to Keynote’s knowledge, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened that, individually or in the aggregate, seeks to restrain, enjoin, prevent the consummation of or otherwise challenge any of the transactions contemplated by this Agreement or that questions the validity or legality of any of such transactions or seeks to recover damages or to obtain other relief in connection with any of such transactions.

4.5 No Vote Required. No vote of the holders of any class or series of capital stock of Keynote is necessary or required in connection with the execution and delivery of this Agreement by Keynote and Sub and the consummation of the Merger and the other transactions contemplated by this Agreement.

4.6 WebEffective Intelligence Platform Group. The revenues, expenses and margin contributions of Keynote’s WebEffective Intelligence Platform Group (the “WIP Group”) for the fiscal quarter ended June 30, 2004 and for the period from July 1, 2004 through the Balance Sheet Date, as they would apply to the calculations of Reportable Revenue, Direct Expenses and Contribution Margin (each as defined in Exhibit C hereto) during the period from October 1, 2004 to September 30, 2005 in the Earnout Period, are set forth in Schedule 4.6 to the Keynote Disclosure Letter. Keynote has provided Vividence with detailed operating budgets for both (a) the WIP Group immediately prior to the Effective Time and (b) the combined Business Unit (as defined in Exhibit C hereto) immediately following the Effective Time, and such operating budgets are true and correct in all material respects. Vividence agrees that this information provided by Keynote is subject to the Nondisclosure Agreement (defined below).

ARTICLE 5

CLOSING MATTERS; PRE CLOSING COVENANTS

5.1 The Closing. Subject to termination of this Agreement pursuant to Article 9, the parties hereto shall cause the Merger to be consummated by filing the Agreement of Merger with the Secretary of State of the State of California in accordance with the California Law as soon as practicable on or after the Closing Date. The closing of the transactions to consummate the Merger (the “Closing”) will take place at the offices of Fenwick & West LLP, 801 California Street, Mountain View, California at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Articles 6 and 7 hereof, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

5.2 Exchange.

(a) At the Effective Time, Keynote shall pay by (i) check, the Initial Shareholder Payment to the Vividence Preferred Holders, subject to the provisions of Section 5.2(b) of this Agreement and (ii) transfer by wire, in immediately available funds, the Initial Escrow Amount to the Escrow Agent, to be held by the Escrow Agent pursuant to the provisions of the Escrow Agreement and the Representative Escrow Amount. The Initial Escrow Amount (other than the Representative Escrow Amount) and the Second Escrow Amount, together with any interest or other income earned thereon, net of any expenses and costs associated therewith (collectively, the “Escrowed Funds”), shall be applied for the payment of any indemnification obligations of the Keynote Indemnified Persons (as defined herein) pursuant to Section 2.5 and Article 8 of this Agreement and otherwise administered pursuant to the terms of the Escrow Agreement. The Representative Escrow Amount, together with any interest or other income earned thereon, net of any expenses and costs associated therewith (the “Representative Escrowed Funds”), shall be applied for the payment of Lease Representation Expenses, Lease Indemnification Payments, Shareholder Representation Expenses, Shareholder Representative Indemnification Payments and the compensation of the Shareholders’ Representative, incurred by the Lease Representative and the Shareholders’ Representative pursuant to this Agreement and the Escrow Agreement. The Lease Escrow Amount, together with any interest or other income earned thereon, net of any expenses and costs associated therewith (collectively, the “Escrowed Lease Funds”) shall be applied for the payment of certain costs and expenses associated with the Lease pursuant to Section 2.3 of this Agreement and otherwise administered pursuant to the terms of the Escrow Agreement. The parties hereby acknowledge and agree that the Initial Escrow Amount, the Second Escrow Amount, the Representative Escrow Amount and the Lease Escrow Amount shall be treated as installment obligations for purposes of Section 453 of the Internal Revenue Code of 1986, as amended, and no party shall take any action or filing position inconsistent with such characterization. For tax purposes, the Escrowed Funds, the Representative Escrowed Funds and the Escrowed Lease Funds and all earnings thereon shall be considered owned by Keynote until distributed pursuant to the terms of this Agreement and the Escrow Agreement, respectively, and reported as such for all tax reporting purposes, provided that that the Escrow Agent shall disburse to Keynote out of the Escrow Funds, the Representative Escrowed Funds and the Escrowed Lease Funds at such times as reasonably requested by Keynote but in no event later than the Second Escrow Release Date or the Lease Escrow Release Date, as applicable, an amount sufficient to pay taxes on such earnings (as reasonably determined by Keynote). The parties also agree, for all federal, state and local tax purposes, to treat all payments from the Escrowed Funds, the Representative Escrowed Funds and the Escrowed Lease Funds, as applicable, to Keynote or any Keynote Indemnified Person as an adjustment to, and reduction of, the Shareholder Transaction Consideration paid to the Vividence Shareholders in the Merger. The fees and expenses of the Escrow Agent shall be deducted from the Escrowed Funds.

(b) At the Effective Time, shares of Vividence Preferred Stock that are outstanding immediately prior thereto (other than shares for which dissenters’ rights have been or will be perfected in accordance with California Law), will, by virtue of the Merger and without further action, cease to exist, and all such shares will be converted into (i) the right to receive from Keynote, the consideration to which such holder is entitled pursuant to Section 2.1 hereof, subject to the provisions of Section 2.1(d) hereof regarding rights of holders of Dissenting Shares, and (ii) the right to receive any other Shareholder Transaction Consideration from time to time pursuant to this Agreement. As soon as practicable after the Effective Time

(and in any event no later than five (5) business days after the Effective Time), the Surviving Corporation shall cause to be mailed to each holder of record of a certificate that immediately prior to the Effective Time represented outstanding shares of Vividence Preferred Stock (the “Vividence Certificates”) which shares were converted into the right to receive cash pursuant to Section 2.1 hereof, subject to the provisions of Section 2.1(d) hereof regarding the rights of holders of Dissenting Shares, (a) a letter of transmittal in customary form reasonably acceptable to counsel to Vividence and Keynote (which shall specify that delivery shall be effected, and risk of loss and title to the Vividence Certificates shall pass, only upon delivery of the Vividence Certificates to Keynote and shall be in such form and have such other provisions as Keynote may reasonably specify) and (b) instructions for use in effecting the surrender of the Vividence Certificates in exchange for cash to which such holder is entitled pursuant to Section 2.1 hereof, subject to the provisions of Section 2.1(d) hereof regarding the rights of holders of Dissenting Shares. Within five (5) business days after the surrender of a Vividence Certificate for cancellation or upon delivery of an affidavit of lost certificate and an indemnity in form and substance reasonably satisfactory to Keynote (the “Affidavit”) or to such other agent or agents as may be appointed by Keynote, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, Keynote will pay by check to each tendering holder of a Vividence Certificate or an Affidavit (a “Tendering Vividence Shareholder”) cash in the amounts payable to such holder in accordance with the provisions of Section 2.1 hereof, subject to the provisions of Section 2.1(d) hereof regarding the rights of holders of Dissenting Shares; provided, however, that any Vividence Shareholder that submits the necessary Vividence Certificates and other information to Keynote prior to the Effective Time shall be paid such amount of cash payable to such Vividence Shareholder in accordance with the provisions of Section 2.1 at the Effective Time.

(c) After the Effective Time there will be no further registration of transfers on the stock transfer books of Vividence or its transfer agent of any shares of capital stock of Vividence that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Vividence Certificates or an Affidavit are presented for any reason, they will be canceled and exchanged as provided in this Section 5.2.

(d) Until Vividence Certificates or an Affidavit representing shares of Vividence Preferred Stock that are outstanding immediately prior to the Effective Time are surrendered pursuant to Section 5.2(b) above, such Vividence Certificates will be deemed, for all purposes, to evidence ownership of only the right to receive cash in the amount payable to the holder in accordance with the provisions of Section 2.1 hereof, subject to the provisions regarding the rights of holders of Dissenting Shares.

(e) At the Effective Time, Keynote will pay by check or wire transfer to the Bonus Plan Participants the Initial Bonus Plan Payment (less any required withholding). Such payments shall be made pursuant to the instructions set forth on Schedule 5.13 to the Vividence Disclosure Letter.

5.3 Appraisal Rights. If holders of Vividence Capital Stock are entitled to appraisal rights pursuant to the California Law in connection with the Merger, any Dissenting Shares held by Vividence Shareholders shall not be converted into a right to receive cash pursuant to Section 2.1 hereof, but shall be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Share pursuant to the California Law. Vividence shall give Keynote prompt notice (and in no event more than two business days) of any demand received by Vividence prior to the Effective Time for appraisal of Vividence Capital Stock, and Keynote shall have the right to control all negotiations and proceedings with respect to such demand; provided, however, that Keynote shall not make any offer to potential Dissenting Shareholders or settle any claims for Excess Payments without the prior written consent of the Shareholders’ Representative (such consent not to be unreasonably withheld, conditioned or delayed). Vividence agrees that, except with the prior written consent of Keynote, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal. In the event that any Vividence Shareholder fails to make an effective demand for payment or otherwise loses his status as a holder of Dissenting Shares (a “Dissenting Shareholder”), Keynote shall, as of the later of the Effective Time of the Merger or ten (10) business days from the occurrence of such event, issue and deliver, upon surrender by such Dissenting Shareholder of its Vividence Certificate or Certificates, the cash payment, without interest thereon, to which such Dissenting Shareholder would have been entitled to under Section 2.1 hereof.

5.4 Advice of Changes. Vividence will promptly advise Keynote in writing of any (a) event occurring subsequent to the Agreement Date that would render any representation or warranty of Vividence contained in Article 3 of this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect, (b) Material Adverse Change in Vividence, and (c) claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by it to be threatened against Vividence or any of its officers, directors, employees or shareholders in their capacity as such.

5.5 Maintenance of Business. Vividence will use commercially reasonable efforts to carry on and preserve its business and its relationships with customers, advertisers, suppliers, employees and others with whom Vividence has contractual relations in substantially the same manner as it has prior to the Agreement Date consistent with past practices. If Vividence becomes aware of a material deterioration in the relationship with any key customer, key supplier or key employee, it will promptly bring such information to the attention of Keynote in writing and, if requested by Keynote, will exert reasonable commercial efforts to promptly restore the relationship.

5.6 Conduct of Business. Between the Agreement Date and the Closing Date, Vividence will use commercially reasonable efforts to conduct its business and maintain its business relationships in the ordinary and usual course and, except as otherwise set forth on Schedule 5.6 to the Vividence Disclosure Letter will not, without the prior written consent of Keynote (such consent not to be unreasonably withheld, conditioned or delayed):

(a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person other than in the ordinary course of business consistent with past practice;

(b) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with past practices;

(c) enter into any material transaction or agreement, including any transaction or agreement involving payments in excess of $20,000, other than selling services to customers in the ordinary course of business, consistent with past practices, provided that the purchase of rewards related to customer paying deliveries shall be at levels consistent with past practices, or take any other action not in the ordinary course of business consistent with past practices (other than actions in contemplation of this Agreements and the Merger);

(d) grant any Encumbrance on any of its assets (other than a Permitted Encumbrance);

(e) sell, transfer or dispose of any of its assets or license any of its Intellectual Property except customer licenses in the ordinary course of business consistent with past practices;

(f) enter into any material lease or contract for the purchase or sale of any property, whether real or personal, tangible or intangible;

(g) pay any bonus, increased salary or special remuneration to any officer, director, employee or consultant (except (i) for normal salary increases consistent with Vividence’s past practices and not to exceed 5% of such officer’s, employee’s or consultant’s base annual compensation, (ii) for payments to the Bonus Plan Participants pursuant to this Agreement, (iii) pursuant to arrangements disclosed in writing to Keynote prior to the date hereof or (iv) for arrangements disclosed in writing subsequent to the date hereof and approved in writing by Keynote) or enter into any new employment or consulting agreement with any such person;

(h) change any of its accounting methods, except as required by changes in GAAP;

(i) declare, set aside or pay any cash or stock dividend or other distribution in respect of its capital stock, redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for the repurchase of stock from employees, directors, consultants or contractors of Vividence in connection with the termination of their services with Vividence at the original purchase price of such stock), pay or distribute any cash or property to any shareholder or security holder of Vividence or make any other cash payment to any shareholder or security holder of Vividence that is unusual, extraordinary, or not made in the ordinary course of Vividence’s business consistent with its past practices, except for payments to the Vividence Shareholders and the Bonus Plan Participants pursuant to the terms of this Agreement;

(j) amend or terminate any contract, agreement or license to which Vividence is a party except those amended or terminated in the ordinary course of business, consistent with past practices, and that are not material in amount or effect;

(k) waive or release any material right or claim except in the ordinary course of business consistent with past practices;

(l) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock, other than the exercise or conversion of exercisable or convertible securities outstanding as of the date hereof and the grant of stock options approved by Vividence’s Board of Directors prior to the Agreement Date;

(m) merge, consolidate or reorganize with, or acquire, or enter into any other business combination with, any corporation, partnership, limited liability company or any other entity (other than Keynote or Sub) or enter into any negotiations, discussions or agreement for such purpose;

(n) amend its Articles of Incorporation or Bylaws;

(o) license any of its technology or Intellectual Property, or acquire any Intellectual Property (or any license thereto) from any third party, or enter into or extend any exclusive or most favored pricing agreements or arrangements, unless such agreements or arrangements are terminable within 30 days’ notice, except in the ordinary course of business consistent with past practices;

(p) agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have first been delivered to Keynote for its review at a reasonable time prior to filing;

(q) modify or change the exercise or conversion rights or exercise or purchase prices of any capital stock of Vividence, any Vividence stock options, warrants or other Vividence securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any capital stock or other securities of Vividence or (ii) the vesting or release of any shares of capital stock or other securities of Vividence from any repurchase options or rights of refusal held by Vividence or any other party or any other restrictions; or

(r) agree to do any of the things described in the preceding Section 5.6(a) through 5.6(q).

5.7 Necessary Consents. Vividence will use commercially reasonable efforts to promptly obtain such written consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the Merger and the other transactions contemplated by this Agreement, to enable Keynote to carry on the Vividence Business immediately after the Effective Time and to keep in effect and avoid the breach, violation of, termination of, or adverse change to, any material agreement or contract to which Vividence is a party or is bound or by which any of its assets is bound.

5.8 No Other Negotiations. Vividence will not, and Vividence will not authorize, knowingly encourage or permit any officer, director, employee, shareholder, affiliate or agent of Vividence or any attorney, investment banker or other person on its or their behalf to, directly or indirectly: (i) solicit, initiate, knowingly encourage or induce the making, submission or announcement of, any offer or proposal from any party concerning any Alternative Transaction or take any other action that could reasonably be expected to lead to an Alternative Transaction or a proposal therefor; (ii) consider any inquiry, offer or proposal received from any party concerning any Alternative Transaction; (iii) furnish any information regarding Vividence to any person or entity in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction; (iv) participate in any discussions or negotiations with any person or entity with respect to any Alternative Transaction; (v) otherwise cooperate with, facilitate or encourage any effort or attempt by any person or entity (other than Keynote) to effect any Alternative Transaction; or (vi) execute, enter into or become bound by any letter of intent, agreement, commitment or understanding between Vividence and any third party that is related to, provides for or concerns any Alternative Transaction. Vividence will promptly notify Keynote orally and in writing of any inquiries or proposals received by Vividence, directors, officers, shareholders, employees or agents regarding any Alternative Transaction and will identify the party making the inquiry or proposal and the nature and terms of any inquiry or proposal. Any violation of the restrictions set forth in this Section 5.8 by any officer, director or employee of Vividence or any attorney, investment banker or other director or representative of Vividence shall be deemed a breach of this Section 5.8 by Vividence.

5.9 Access to Information. Vividence will allow Keynote and its agents access at reasonable time to the files, books, records, technology, contracts, personnel and offices of Vividence, including, without limitation, any and all information relating to its taxes, commitments, contracts, leases, licenses, financial condition and real, personal and intangible property, subject in all respects to the terms and conditions of the Nondisclosure Agreement (as defined below) previously entered into between the parties.

5.10 Satisfaction of Conditions Precedent. Each party will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Articles 6 and 7 hereof, as applicable, and each party will use its commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with this Agreement.

5.11 Information Statement. Vividence will deliver to counsel to Keynote a draft of any information statement to be used to solicit approval of Vividence Shareholders and, within ten (10) business days following the date hereof, will send to the Vividence Shareholders such information statement for the purpose of considering and approving the Merger Agreement, the Merger and the transactions contemplated hereby.

5.12 Meeting of Shareholders. Vividence shall take all action necessary in accordance with California Law, its Articles of Incorporation and its Bylaws to call, convene and hold a meeting of its shareholders or to secure the written consent of its shareholders adopting this Agreement and approving the Merger and shall not postpone or adjourn (other than for the absence of a quorum) such meeting without the prior written consent of Keynote.

5.13 Bonus Plan Payments. In connection with any payment of any portion of the Total Combined Transaction Payments pursuant to this Agreement, Keynote shall pay an amount of the Total Combined Transaction Payments equal to the Bonus Plan Liability to the persons and in the relative proportions set forth on Schedule 5.13 to the Vividence Disclosure Letter (the “Bonus Plan Participants”). Such payments pursuant to this Section 5.13 shall be in full satisfaction of all liabilities payable under the Vividence Incentive Bonus Plan, as amended and restated and approved by the Company’s Board of Directors on August 18, 2004. Keynote shall be entitled to deduct and withhold from any payments to the Bonus Plan Participants such amounts as may be required to be deducted or withheld therefrom under the Code or applicable state, local or foreign law. To the extent any such amounts or deducted or withheld, such amounts shall be treated for all purposes as having been paid to the person to whom such amounts would otherwise have been paid. It is acknowledged and agreed by the parties that the Bonus Plan Participants shall have no interest in the Escrowed Funds, the Escrowed Lease Funds or the Total Earnout Payment until such time as any such funds become payable to the Bonus

Plan Participants pursuant to the terms of this Agreement. It is expressly understood that participation under the Vividence Incentive Bonus Plan is not intended to serve as compensation for any future services to Keynote or the Surviving Corporation and shall not be deemed to require Keynote to make any offer of employment to any Bonus Plan Participant, shall not constitute a guarantee of any employment by Keynote and shall not otherwise affect such participant’s status as an “at-will” employee of Keynote, if such participant is employed by Keynote after the Closing.

5.14 Vividence Premises. If Keynote has not vacated the Vividence leased premises in San Mateo by December 1, 2004, Keynote and the Shareholders’ Representative shall agree upon a means for the Vividence Shareholders to recover the amounts to be paid by them under the Lease during the period that Keynote continues to operate such premises subsequent to December 1, 2004.

ARTICLE 6

CONDITIONS TO OBLIGATIONS OF VIVIDENCE

Vividence’s obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Vividence, but only in a writing signed by Vividence):

6.1 Accuracy of Representations and Warranties. The representations and warranties of Keynote and Sub set forth in Article 4, taken as a whole, shall be true and correct in all material respects, in each case on and as of the Closing Date (except for (i) any representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct in all material respects, on and as of such specified date or dates, and (ii) changes contemplated by this Agreement). Vividence shall have received a certificate signed by a duly authorized officer of Keynote and Sub to the foregoing effect.

6.2 Covenants. Keynote and Sub shall have performed and complied in all material respects with all of its covenants contained herein at or before the Closing (to the extent that such covenants require performance by Keynote and Sub at or before the Closing). Vividence shall have received a certificate signed by a duly authorized officer of Keynote and Sub to the foregoing effect.

6.3 Requisite Approvals. This Agreement will have been duly and validly approved by Keynote’s Board of Directors in accordance with Delaware Law and Keynote’s Certificate of Incorporation and Bylaws, each as amended. This Agreement will have been approved and adopted by Sub’s Board of Directors and sole stockholder in accordance with California Law and Sub’s Articles of Incorporation and Bylaws, each as amended.

6.4 Compliance with Law; No Legal Restraints; No Litigation. There will not be issued or enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on the Merger or any other transaction contemplated by this Agreement or any Keynote Ancillary Agreements or any Sub Ancillary Agreements. No litigation or proceeding will be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement or that could be reasonably expected to have a Material Adverse Effect on Keynote.

6.5 Government Consents. There will have been obtained at or prior to the Closing Date such permits or authorizations, and there will have been taken all such other actions by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger.

6.6 Opinion of Keynote’s Counsel. Vividence will have received from Fenwick & West, LLP, counsel to Keynote and Sub, an opinion, subject to customary qualifications and limitations opining to the matters set forth in Exhibit E hereto.

6.7 Escrow Agreement. Each of Keynote, Sub and the Escrow Agent shall have entered into the Escrow Agreement.

ARTICLE 7

CONDITIONS TO OBLIGATIONS OF KEYNOTE

The obligations of Keynote hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Keynote, but only in a writing signed by Keynote):

7.1 Accuracy of Representations and Warranties. The representations and warranties of Vividence set forth in Article 3, taken as a whole, shall be true and correct in all material respects, on and as of the Closing with the same force and effect as if they had been made at the Closing Date (except for (i) any representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct in all material respects, on and as of such specified date or dates, and (ii) changes contemplated by this Agreement). Keynote shall have received a certificate signed by the Chief Executive Officer of Vividence to the foregoing effect.

7.2 Covenants. Vividence shall have performed and complied in all material respects with all of its covenants contained herein at or before the Closing (to the extent that such covenants require performance by the Company at or before the Closing). Keynote shall have received a certificate signed by the Chief Executive Officer of Vividence to the foregoing effect.

7.3 No Material Adverse Change. After the date hereof, there will not have occurred and be continuing any Material Adverse Change in Vividence that has not been cured, whether or not resulting from a breach in any representation, warranty or covenant in this Agreement. At the Closing, Keynote will have received a certificate signed by the Chief Executive Officer of Vividence to the foregoing effect.

7.4 Compliance with Law; No Legal Restraints; No Litigation. There will not have been issued, enacted or adopted, or threatened in writing by any Governmental Authority any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action, proceeding, judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on: (a) the Merger or any other material transaction contemplated by this Agreement or any Vividence Ancillary Agreement; or (b) Keynote’s right (or the right of any Keynote subsidiary) to own, retain, use or operate any of its products, properties or assets (including equity, properties or assets of Vividence) on or after consummation of the Merger or seeking a disposition or divestiture of any such properties or assets. No litigation or proceeding will be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or that could be reasonably expected to have a Material Adverse Effect on Vividence.

7.5 Government Consents. There will have been obtained at or prior to the Closing Date such permits or authorizations, and there will have been taken all such other actions by any governmental or regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to consummate the Merger.

7.6 Opinion of Vividence’s Counsel. Keynote will have received from Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel to Vividence, an opinion, subject to customary qualifications and limitations opining to the matters set forth in Exhibit F hereto.

7.7 Consents. Keynote will have received duly executed copies of all consents, approvals, assignments, notices, waivers, authorizations or other certificates from, or provided to, the third parties set forth in Schedule 7.7 to the Vividence Disclosure Letter.

7.8 Requisite Approvals. This Agreement, the Merger and the Vividence Ancillary Agreements will have been duly and validly approved and adopted, as required by applicable law and Vividence’s Articles of Incorporation and Bylaws, by (a) the members of Vividence’s Board of Directors and (b) the requisite affirmative vote of the outstanding shares of Vividence Capital Stock as set forth in Section 3.24 hereof.

7.9 Continued Employment of Certain Personnel. Each of the persons listed on Schedule 7.9 to the Vividence Disclosure Letter will have executed and delivered to Keynote employment agreements in the form attached hereto as Exhibit G (the “Employment Agreements”).

7.10 Resignation of Directors and Officers. The directors and officers of Vividence in office immediately prior to the Effective Time of the Merger will have resigned as directors and officers of the Surviving Corporation in writing effective as of the Effective Time.

7.11 Limits on Dissenting Shares. No more than 20% of the outstanding shares of Vividence Capital Stock will (a) not have affirmatively voted in favor of the Merger and the Agreement and (b) accordingly be eligible to exercise or perfect any statutory appraisal rights of dissenting shareholders under applicable law.

7.12 No Other Securities. All securities of Vividence other than Vividence Capital Stock and outstanding warrants to purchase Vividence Capital Stock, including, without limitation, the Vividence Options, will have been validly terminated, converted or exercised in full in accordance with their current terms and conditions.

7.13 Termination of Vividence Benefit Arrangements. If requested in writing by Keynote, Vividence shall have duly and effectively terminated, pursuant to documentation that is reasonably satisfactory in form and substance to Keynote, any Vividence Benefit Arrangement and any leased employee arrangement, professional employee organization, and group severance, separation, retention and salary continuation plans, programs or arrangements prior to the Closing Date. Notwithstanding the foregoing, Vividence shall terminate any Vividence Benefit Arrangement that is a “pension plan” as defined in Section 3(2) of ERISA (including any Code Section 401(k) arrangement) no later than the day immediately preceding the Closing Date. If Keynote requests that such Vividence Benefit Arrangement be terminated, Vividence’s Board of Directors shall adopt resolutions authorizing the termination of such Vividence Benefit Arrangement and Vividence shall execute an amendment to such Vividence Benefit Arrangement that is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of such Vividence Benefit Arrangement shall be maintained at the time of termination. Such resolutions and amendment shall be reviewed and approved by Keynote’s counsel. All participants and former participants in such Vividence Benefit Arrangement shall become fully vested in their account balances under such Vividence Benefit Arrangement to the extent required by law.

7.14 Closing Balance Sheet. Vividence shall deliver a Closing Balance Sheet and a calculation of the Total Vividence Assets and Total Vividence Liabilities. Vividence’s President or Chief Executive Officer shall certify that the Closing Balance Sheet and the calculations of Total Vividence Assets and Total Vividence Liabilities (a) are derived from and are in accordance with the books and records of Vividence, (b) fairly present the financial condition of Vividence as of the Closing Date, and (c) have been prepared as set forth in Section 1.43 hereof.

7.15 Preference Certificate. Vividence shall deliver a certificate (the “Preference Certificate”), executed by its President or Chief Executive Officer, certifying as to the number of shares of Vividence Preferred Stock outstanding as of the Closing Date and the respective liquidation preferences of each series thereof.

7.16 Escrow Agreement. The Shareholders’ Representative and the Escrow Agent shall have entered into the Escrow Agreement.

7.17 Certificate of Amendment of Articles of Incorporation. Vividence shall have amended its Articles of Incorporation by filing with the California Secretary of State the Certificate of Amendment to Articles of Incorporation in the form attached hereto as Exhibit H (the “Certificate of Amendment”).

ARTICLE 8

SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, CONTINUING COVENANTS

8.1 Survival of Representations. All representations and warranties of the parties to this Agreement contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of any of the parties to this Agreement, until the first anniversary of the Closing Date (the “Second Escrow Release Date”); provided, however, that notwithstanding the foregoing, (a) the representations and warranties of Vividence contained in Sections 3.4, 3.7, and 3.13 hereof will survive until the expiration of the applicable statutes of limitations, (b) Keynote may seek recovery of Shareholder Damages (as defined below) until the expiration of the applicable statute of limitations, (c) and Keynote may seek recovery of Damages based on fraudulent conduct or fraudulent misrepresentations made by Vividence in this Agreement (“Special Damages”) until the expiration of the applicable statute of limitations, and (d) Keynote may only seek recovery of Damages with respect to matters described in clause (iii) of Section 8.2(a) hereof as provided in Section 2.5. All covenants of the parties shall survive according to their respective terms.

8.2 Agreement to Indemnify.

(a) The Vividence Shareholders will severally (and not jointly) will indemnify and hold harmless, Keynote and the Surviving Corporation and their respective officers, directors, agents, representatives, shareholders and employees, and each person, if any, who controls or may control Keynote or the Surviving Corporation within the meaning of the Securities Act or the Exchange Act (each hereinafter referred to individually as a “Keynote Indemnified Person” and collectively as “Keynote Indemnified Persons”) from and against any and all Damages incurred or suffered by such persons resulting or arising from, by reason of or in connection with (i) any misrepresentation or breach of or default in connection with any of the representations and warranties, covenants or agreements given or made by Vividence pursuant to this Agreement or any Ancillary Agreement, (ii) for any Excess Payments, (iii) any inaccuracies in the Closing Balance Sheet as determined pursuant to Section 2.5 hereof, (iv) payment of any Taxes described in Section 3.7(d) of the Vividence Disclosure Letter, or (v) any inaccuracies in the Preference Certificate. In addition, Sections 2.3(b) and 8.11 hereof provide for the indemnification of Keynote and/or the Surviving Corporation by the Vividence Shareholders with respect to any Bonus Plan Liability arising out of the payment of any Shareholder Transaction Consideration out of the Escrowed Funds or the Escrowed Lease Funds, provided that such indemnification obligations shall be limited solely to the release of a portion of the Escrowed Funds or Escrowed Lease Funds, as applicable, to Keynote pursuant to the terms of such Sections 2.3(b)(iv) and 8.11. Except with respect to claims arising from Special Damages and Shareholder Damages, which may be raised after the Second Escrow Release Date (but must be brought prior to the end of the applicable survival period), any claim of indemnity made by a Keynote Indemnified Person under this Section 8.2(a) must be raised in a Notice of Claim (as defined in Section 8.5 hereof) delivered to the Shareholders’ Representative by no later than the Second Escrow Release Date and, if raised by such date, such claim shall survive the Second Escrow Release Date until final resolution thereof. After management of Keynote becoming aware of any event that could reasonably be expected to give rise to any Damages, a Keynote Indemnified Person shall take commercially reasonable steps to mitigate such Damages provided, however, that no Keynote Indemnified Person shall be required to incur any material out-of-pocket costs and expenses in connection therewith.

(b) Each Vividence Shareholder entitled to receive a portion of the Shareholder Transaction Consideration will severally (and not jointly) indemnify and hold harmless Keynote Indemnified Persons from and against all Damages incurred or suffered by any such persons resulting or arising from, by reason of or in connection with the failure of such Vividence Shareholder to have good, valid and marketable title to the issued and outstanding Vividence Capital Stock held by such shareholder, free and clear of all Encumbrances, or to have full right, capacity and authority to vote such Vividence Capital Stock in favor of the Merger and the other transactions contemplated by this Agreement (collectively “Shareholder Damages”); provided, however, that in no event shall any such Vividence Shareholder be liable under this Agreement for any amounts in excess of the Shareholder Transaction Consideration actually received by such Vividence Shareholder, provided, further, that no Vividence Shareholder shall be liable for any Shareholder Damages not caused by such Vividence Shareholder.

8.3 Basket. The indemnification provided for in Section 8.2(a) hereof shall not apply unless and until the aggregate cumulative Damages for which one or more Keynote Indemnified Persons have sought indemnification under this Section exceeds fifty thousand dollars ($50,000) (the “Basket”) and then the indemnification shall extend to the entire amount of such cumulative Damages. The Basket shall not apply to (i) Claims for Special Damages or (ii) Claims described in Section 8.2(a)(iii) or (iv) hereof.

8.4 Appointment of Representative; Indemnification of Shareholders’ Representative and Escrow Agent. By voting in favor of the Merger, each of the Vividence Shareholders approves the designation of and designates Jan Reed as the Representative of the Vividence Shareholders and as the attorney-in-fact and agent for and on behalf of each Vividence Shareholder with respect to claims for indemnification under Article 8 and the taking by the Shareholders’ Representative of any and all actions and the making of any decisions required or permitted to be taken by the Shareholders’ Representative under this Agreement, including, without limitation, the exercise of the power to: (a) designate the Lease Representative pursuant to Section 2.3 hereof; (b) authorize the release or delivery to Keynote of Escrowed Funds or Escrowed Lease Funds, as applicable, in satisfaction of indemnity claims by Keynote or any other Keynote Indemnified Person (as defined herein) pursuant to Article 8 hereof or in connection with the Lease pursuant to Section 2.3 hereof; (c) agree to, negotiate, enter into settlements and compromises of, demand arbitration of, and comply with orders of courts and awards of arbitrators with respect to, such claims; (d) arbitrate, resolve, settle or compromise any claim for indemnity made pursuant to Article 8 hereof; (e) confirm the allocations of any amounts released to Keynote in respect of any Bonus Plan Liability, any amounts released by the Escrow Agent from the Escrowed Funds or the Escrowed Lease Funds or any Total Earnout Payment by Keynote to the Vividence Shareholders; (f) negotiate with Keynote and make final determinations on behalf of the Vividence Shareholders regarding the calculation of Total Vividence Assets and Total Vividence Liabilities for the Closing Balance Sheet; negotiate with Keynote and make final determinations on behalf of the Vividence Shareholders regarding the calculation of the Total Earnout Payment; (g) authorize the release or delivery to the Lease Representative of Escrowed Funds, Representative Escrowed Funds, Escrowed Lease Funds, or any Total Earnout Payment, as applicable, in satisfaction of Lease Representative Compensation, any fees and expenses incurred by the Lease Representative in the performance of her duties under Section 2.3 hereof and any claims against which the Lease Representative is entitled to be indemnified or held harmless pursuant to Section 2.3 hereof; (h) authorize the release or delivery to the Shareholders’ Representative of Escrowed Funds, Representative Escrowed Funds or any Total Earnout Payment in satisfaction or payment of the compensation owed to the Shareholders’ Representative pursuant to this Section 8.4, any fees and expenses incurred by the Shareholders’ Representative, including any arbitration fees, in the performance of her duties under this Agreement, including, without limitation, the hiring of legal counsel and the incurring of reasonable legal fees and costs (the “Shareholder Representation Expenses”) and any claims against which the Shareholders’ Representative is entitled to be indemnified and held harmless pursuant to this Section 8.4; and (i) take all actions necessary in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing. The Vividence Shareholders will be bound by all actions taken and documents executed by the Shareholders’ Representative in connection with Section 2.5 or Article 8 hereof, and Keynote will be entitled to rely on any action or decision of the Shareholders’ Representative. The Shareholders’ Representative may consult with legal counsel and other experts selected by it and shall not be liable to the Vividence Shareholders, or any other person, for any action taken or omitted to be taken by them in accordance with the advice of such counsel or other experts in the absence of willful misconduct or bad faith. In performing the functions specified in this Agreement, the Shareholders’ Representative will not be liable to any Vividence Shareholder in the absence of willful misconduct or bad faith on the part of the Shareholders’ Representative. Keynote shall not be liable to any Vividence Shareholder for any act done or omitted hereunder by the Shareholders’ Representative. Each Vividence Shareholder shall severally (and not jointly) indemnify and hold harmless the Shareholders’ Representative from and against any loss, liability or expense incurred without willful misconduct or bad faith on the part of the Shareholders’ Representative and arising out of or in connection with the acceptance, performance or administration of his or her duties hereunder (the “Shareholder Representative Indemnification Payments”); provided, however, that in no event shall any such Vividence Shareholder be liable for such indemnification under any circumstance for an amount in excess of the Shareholder Transaction Consideration actually received by such Vividence Shareholder pursuant to this Agreement. Any Shareholder Representation Expenses, Shareholder Representative Indemnification Payments and any compensation owed to the Shareholders’ Representative pursuant to this Section 8.4 may either (i) be withdrawn by the Shareholders’ Representative from the Representative Escrowed Funds, (ii) withdrawn by the Shareholders’ Representative at the time of the First Escrow Release Date, the Second Escrow Release Date, any Subsequent First Escrow Release Date or any Subsequent Second Escrow Release Date, from any Escrowed Funds that are otherwise to be distributed to the Vividence Shareholders on such dates, or (iii) will be paid from any portion of the Total Earnout Payment to be paid by Keynote to the Vividence Shareholders pursuant to Section 8.11 hereof. The Shareholders’ Representative may resign, with or without cause, upon not less than ten (10) days’ prior written notice to Keynote, the Escrow Agent, Partech and KPCB. The Shareholders’ Representative may be changed from time to time upon written notice to Keynote and the Escrow Agent, with the consent of Partech and KPCB. The Shareholders’ Representative shall be compensated out of the Representative Escrowed Funds as set forth on Schedule 8.4 to the Vividence Disclosure Letter. Each Vividence Shareholder severally (and not jointly) covenants and agrees to reimburse, indemnify and hold harmless the Escrow Agent, the Escrow Agent’s officers, directors, employees, counsel and agents (collectively, the “Escrow Agent Parties”), from and against any loss, damage, liability or loss suffered, incurred by, or asserted against the Escrow Agent Parties (including amounts paid in settlement of any action, suit, proceeding, or claim brought or threatened to be brought and including reasonable expense of legal counsel) arising out of, in connection with or based upon any act or omission by the Escrow Agent Parties (and/or any of its officers, directors, employees, counsel or agents) relating in any way to the Escrow Agreement or the Escrow Agent Parties’ services thereunder, except in the case of gross negligence or willful misconduct on the part of the Escrow Agent Parties; provided, however, that in no event shall any such Vividence Shareholder be liable for such indemnification under any circumstance for an amount in excess of the Shareholder Transaction Consideration actually received by such Vividence Shareholder pursuant to this Agreement.

8.5 Notice of Claim. Keynote shall give written notice of a Claim under this Agreement whether for its own Special Damages, Shareholder Damages or Damages or for Special Damages, Shareholder Damages or Damages incurred by any other Keynote Indemnified Person, and Keynote will give written notice of a Claim executed by an officer of Keynote (a “Notice of Claim”) to the Shareholders’ Representative, with a copy to the Escrow Agent, and, in the case of Shareholder Damages, to the applicable Vividence Shareholders, reasonably promptly after Keynote becomes aware of the existence of any Claim by a Keynote Indemnified Person for indemnity from the Vividence Shareholders under Article 8 hereof, but in any event before the Second Escrow Release Date, arising from or relating to:

(a) any item specified in Section 8.2 hereof; or

(b) the assertion, whether orally or in writing, against Keynote or any other Keynote Indemnified Person of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against Keynote or such other Keynote Indemnified Person (in each such case, a “Third-Party Claim”) that is based on, arises out of or relates to any item specified in Section 8.2 hereof.

Until the Second Escrow Release Date, no delay on the part of Keynote in giving the Shareholders’ Representative a Notice of Claim will relieve the Shareholders’ Representative, or any Vividence Shareholder, from any of its obligations under this Article 8 unless (and then only to the extent) that the Shareholders’ Representative, or the Vividence Shareholders are actually prejudiced thereby. For purposes of this Section 8.5, Keynote shall be entitled to make a Claim for (i) any Damages that have been incurred or suffered by a Keynote Indemnified Person prior to the Second Escrow Release Date and (ii) any Damages arising out of a claim that has been asserted in writing by a third party against a Keynote Indemnified Person delivered prior to the Second Escrow Release Date (even if the ultimate liability of such Keynote Indemnified Person for such Damages, or exact amount of such Damages, is not immediately ascertainable); provided, however, that the indemnification obligations of the Vividence Shareholders with respect to any Claim shall nevertheless be subject to the other provisions of this Article 8.

8.6 Defense of Third-Party Claims.

(a) The Shareholders’ Representative shall be entitled to assume and control the defense of any Third-Party Claim through counsel of their choice (such counsel to be reasonably acceptable to Keynote) if they give notice of their intention to do so to Keynote and:

(i) so long as (1) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (2) the remaining Escrowed Funds are sufficient to defend and fulfill the highest reasonably likely Damages with respect to such Third Party Claim, (3) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Keynote Indemnified Person, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Keynote Indemnified Person, and (iv) the Shareholders’ Representative conducts the defense of the Third Party Claim actively and diligently;

(ii) so long as the Shareholders’ Representative is conducting the defense of the Third-Party Claim in accordance with paragraph (i) above, (1) the Keynote Indemnified Person shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim, and (2) the Shareholders’ Representative shall not consent to the entry of any judgment or enter into any settlement without the prior written approval of the Keynote Indemnified Person, which approval shall not be unreasonably withheld; and

(iii) Keynote shall cooperate with the Shareholders’ Representative in such defense and make available to the Shareholders’ Representative, at Keynote’s expense, all witnesses, pertinent records, materials and information in the Keynote’s possession or under

Keynote’s control relating thereto as is reasonably requested by the Shareholders’ Representative.

(b) In the event that the Shareholders’ Representative does not assume and control the defense of a Third-Party Claim as set forth in Section 8.6(a) above or conduct the defense in accordance with such Section 8.6(a), Keynote shall defend any Third-Party Claim, and the costs and expenses incurred by Keynote in connection with such defense (including but not limited to reasonable attorneys’ fees, other professionals’ and experts’ reasonable fees and court or arbitration costs) shall be included in the Special Damages, Shareholder Damages or Damages for which Keynote may seek indemnity pursuant to a Claim made by any Keynote Indemnified Person hereunder. The Shareholders’ Representative shall have the right to receive copies of all pleadings, notices and communications with respect to such Third-Party Claim to the extent that receipt of such documents by the Shareholders’ Representative does not affect any privilege relating to the Keynote Indemnified Person, and may participate in settlement negotiations with respect to the Third-Party Claim. No Keynote Indemnified Person shall enter into any settlement of such a Third-Party Claim without the prior written consent of the Shareholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), and the Vividence Shareholders will remain responsible to indemnify the Keynote Indemnified Persons for all Special Damages, Shareholder Damages or Damages they may incur arising out of, resulting from or caused by the Third-Party Claim to the fullest extent provided in Article 8 hereof.

8.7 Contents of Notice of Claim. Each Notice of Claim by Keynote given pursuant to Section 8.5 of this Agreement will contain the following information:

(a) that Keynote or another Keynote Indemnified Person has incurred or paid or, based on the written assertion of a third party, reasonably anticipates that it will have to incur or pay, Damages in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in an action brought against any Keynote Indemnified Person based on alleged facts that, if true, would give rise to liability for Special Damages, Shareholder Damages or Damages to such Keynote Indemnified Person under Article 8 hereof); and

(b) a brief description in reasonable detail (to the extent reasonably available to Keynote), of the facts, circumstances or events giving rise to the alleged Special Damages, Shareholder Damages or Damages, including the identity and address of any third-party claimant (to the extent reasonably available to Keynote) and copies of any formal demand or complaint, the date each such item was incurred or paid, or the basis for such anticipated liability, and the nature of the breach to which such item is related or other grounds for liability pursuant to this Article 8.

8.8 Resolution of Notice of Claim. Any Notice of Claim received by the Shareholders’ Representative pursuant to Section 8.5 and Section 8.6 of this Agreement will be resolved as follows:

(a) Uncontested Claims. In the event that, within forty-five (45) calendar days after a Notice of Claim is received by the Shareholders’ Representative pursuant to Section 8.5 and Section 8.6, the Shareholders’ Representative does not contest such Notice of Claim in writing to Keynote as provided in Section 8.8(b) of this Agreement (an “Uncontested Claim”), the Shareholders’ Representative will be conclusively deemed to have consented, on behalf of all Vividence Shareholders, to the recovery by the Keynote Indemnified Person of the Damages specified in the Notice of Claim in accordance with this Article 8, but only to the extent that such Damages may be recovered by recourse to the Escrowed Funds and/or up to reduction in the Total Earnout Payment by an amount equal to the Earnout Limit, each in accordance with and subject to the terms and conditions set forth elsewhere in this Article 8.

(b) Contested Claims. In the event that the Shareholders’ Representative gives Keynote written notice, with a copy to the Escrow Agent, contesting all or any portion of a Notice of Claim (a “Contested Claim”) within the forty-five (45)-day period specified in Section 8.8(a) hereof, then: (i) such Contested Claim will be resolved by either (A) a written settlement agreement executed by Keynote and the Shareholders’ Representative, with a copy to the Escrow Agent, or (B) in the absence of such a written settlement agreement in accordance with the provisions of Section 8.8(c) of this Agreement. In the event of any Contested Claims, Keynote shall make available, during normal business hours and upon reasonable advance notice to the Shareholders’ Representative all pertinent records, materials and information in the Keynote’s possession or under Keynote’s control relating thereto as is reasonably requested by the Shareholders’ Representative.

(c) Arbitration of Contested Claims. In the event that Keynote and the Shareholders’ Representative are unable to reach a written settlement agreement with respect to a Contested Claim within ninety (90) days of the original Notice of Claim, then either Keynote or the Shareholders’ Representative may elect to submit such Contested Claim to final and binding arbitration before J.A.M.S./ENDISPUTE or its successor (“J.A.M.S.”), pursuant to the United States Arbitration Act, 9 U.S.C., Section 1 et seq. and that any such arbitration will be conducted in Santa Clara County, California. Either Keynote or the Shareholders’ Representative may commence the arbitration process called for by this Agreement by filing a written demand for arbitration with J.A.M.S. and giving a copy of such demand to each of the other parties to this Agreement. The arbitration will be conducted in accordance with the provisions of J.A.M.S’ Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration, subject to the provisions of Section 8.8(c) of this Agreement. The parties will cooperate with J.A.M.S. and with each other in promptly selecting an arbitrator from J.A.M.S.’ panel of neutrals, and in scheduling the arbitration proceedings in order to fulfill the provisions, purposes and intent of this Agreement. The parties covenant that they will participate in the arbitration in good faith, and that they will share in its costs in accordance with subparagraph (i) below. The provisions of this Section 8.8(c) may be enforced by any court of competent jurisdiction, and the party seeking enforcement will be entitled to an award of all costs, fees and expenses, including reasonable attorneys’ fees, to be paid by the party against whom enforcement is ordered.

(i) Payment of Costs. Keynote on the one hand, and the Shareholders’ Representative, on the other hand, will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator shall determine the party who is the prevailing party and the party who is the non-prevailing party. The non-prevailing party shall pay all reasonable costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party, the fees of each arbitrator and the administrative fee of the arbitration proceedings. If such an award would result in manifest injustice, as determined by the arbitrator, however, the arbitrator may apportion such costs, fees and expenses between the parties in such a manner as the arbitrator deems just and equitable.

(ii) Burden of Proof. Except as may be otherwise expressly provided herein, for any Contested Claim submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding governed by California law exclusively.

(iii) Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the “Final Award”) and will deliver the findings to the Escrow Agent, the Shareholders’ Representative and Keynote, together with a signed copy of the Final Award. The Final Award will constitute a conclusive determination of all issues in question, binding upon the Shareholders’ Representative and Keynote, and will include an affirmative statement to such effect. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction. The Final Award will also include an allocation of the costs of arbitration.

(iv) Timing. The Shareholders’ Representative, Keynote and the arbitrator will conclude each arbitration pursuant to this Section 8.8 as promptly as possible for the Contested Claim being arbitrated.

(v) Terms of Arbitration. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

(vi) Exclusive Remedy. Following the Effective Time, except as specifically otherwise provided in this Agreement, arbitration conducted in accordance with this Agreement will be the sole and exclusive means of resolution of any Contested Claim made pursuant to Article 8.

8.9 Release of Escrowed Funds to Keynote Indemnified Persons; Reduction of Total Earnout Payment. After an Uncontested Claim is made or a Contested Claim is resolved, each in accordance with Section 8.8 of this Agreement, such Claim shall be satisfied (i) first, (A) if the Claim is a First-Half Escrow Claim (defined below) by a release of a portion of the Escrowed Funds from the Escrow Agent to the appropriate Keynote Indemnified Person, in an amount equal to the Damages (as set forth in the Uncontested Claim or as resolved pursuant to Section 8.8(b)) or, (B) if the Claim is a Second-Half Escrow Claim (defined below), by release of a portion of the Second Escrow Amount from the Escrowed Funds from the Escrow Agent to the appropriate Keynote Indemnified Person, in an amount equal to the Damages (as set forth in the Uncontested Claim or a resolved pursuant to Section 8.8(b), and (ii) second, if the then available Escrowed Funds are not sufficient to satisfy the entire amount of such Damages (such unsatisfied amount of such Damages, the “Unsatisfied Amount”), such Unsatisfied Amount shall be satisfied by a reduction in the amount, if any, of the Total Earnout Payment otherwise payable by Keynote in an amount equal to the amount of such Unsatisfied Amount; provided, however, that any such reductions in the Total Earnout Payment pursuant to this Section 8.9 shall not exceed $1.0 million in the aggregate (subject to increase pursuant to Section 2.5 hereof, the “Earnout Limit”).

8.10 Sole and Exclusive Remedy; Limitation of Liability. Notwithstanding any other provision of this Agreement, recourse to the Escrowed Funds and/or a reduction of the Total Earnout Payment in an amount equal to the Earnout Limit (A) pursuant to the indemnification provisions of this Article 8 and (B) pursuant to the terms of Section 2.5, with respect to claims described in clause (iii) of Section 8.2(a) hereof regarding the Closing Balance Sheet, shall be the sole and exclusive remedy of Keynote, the Surviving Corporation, and any Keynote Indemnified Person against the Vividence Shareholders for any breaches of the representations, warranties and covenants of Vividence or any other damages, liabilities, costs or expenses incurred or suffered by Keynote, the Surviving Corporation, or any Keynote Indemnified Party in connection with this Agreement or the transactions contemplated hereby, except for Claims for Special Damages and Shareholder Damages. No Vividence Shareholder shall have any aggregate liability to Keynote and/or any Keynote Indemnified Person for any Special Damages, the Surviving Corporation, and/or Shareholder Damages in excess of the Shareholder Transaction Consideration actually received by such Vividence Shareholder pursuant to this Agreement. The provisions of this Section 8.10 shall be deemed to control in the event of any inconsistent provision otherwise set forth in this Agreement.

8.11 Release of Escrowed Funds to Vividence Shareholders; Total Earnout Payment. On the date that is six (6) months after the Closing Date (the “First Escrow Release Date”), and if the remaining Escrowed Funds (reduced by the amount thereof as may be necessary to satisfy any unsatisfied or disputed Claims for Damages specified in any Notice of Claim delivered to the Shareholders’ Representative before the First Escrow Release Date (each, a “First-Half Escrow Claim,” and any Notice of Claim delivered subsequent to the First Escrow Release Date is referred to herein as a “Second-Half Escrow Claim”)) exceeds the Second Escrow Amount, the Escrow Agent shall release an amount of any remaining Escrowed Funds equal to the difference, if any, between (i) the remaining Escrowed Funds (reduced by the amount thereof as may be necessary to satisfy any unsatisfied or disputed First-Half Escrow Claims and further reduced by the amount of any Lease Representation Expenses, Lease Indemnification Payments, Shareholder Representation Expenses, Shareholder Representative Indemnification Payments, or compensation payable to the Shareholders’ Representative), and (ii) the Second Escrow Amount. Following the First Escrow Release Date, any remaining portion of the Escrowed Funds in excess of the Second Escrow Amount subject to unsatisfied or disputed First-Half Escrow Claims and not required to satisfy such First-Half Escrow Claims following resolution thereof shall be released by the Escrow Agent promptly after resolution thereof pursuant to Section 8.8 of this Agreement or otherwise and after payment of any Representative Expenses (the date of such subsequent release being a “Subsequent First Escrow Release Date”). On the Second Escrow Release Date, the Escrow Agent shall release all of the remaining Escrowed Funds (reduced by the amount thereof as may be necessary to satisfy (A) any unsatisfied or disputed Claims for Damages specified in any Notice of Claim delivered to the Shareholders’ Representative prior to the Second Escrow Release Date, and (B) the amounts of Lease Representation Expenses, Lease Indemnification Payments, Shareholder Representation Expenses, Shareholder Representative Indemnification Payments, or compensation payable to the Shareholders’ Representative. Following the Second Escrow Release Date, any remaining portion of the Escrowed Funds subject to unsatisfied or disputed Claims for Damages and not required to satisfy such Claims following resolution thereof shall be released by the Escrow Agent promptly after resolution thereof pursuant to Section 8.8 of this Agreement or otherwise and after payment of any Representative Expenses (the date of such subsequent release being a “Subsequent Second Escrow Release Date”). Within ten (10) days after the date of the final determination of Reportable Revenue, Contribution Margins, the Direct Expenses and the Total

Earnout Payment pursuant to Exhibit C hereof (such date of final determination, the “Earnout Determination Date”), Keynote shall release, if any, the Total Earnout Payment (subject to reduction pursuant to Section 8.9 for (A) first, any Adjustment Amount to be withheld from the Total Earnout Payment pursuant to Sections 2.5 and 8.9 hereof, (B) second, such amount thereof as may be necessary to satisfy any unsatisfied or disputed Claims for Damages specified in any Notice of Claim delivered to the Shareholders’ Representative before the Second Escrow Release Date, (C) third, any Lease Representation Expenses, Lease Indemnification Payments, Shareholder Representation Expenses, Shareholder Representative Indemnification Payments, or compensation payable to the Shareholders’ Representative and (D) fourth, any amounts payable to Pacific Crest pursuant to the Engagement Letter). As soon as all such Claims have been resolved in accordance with the provisions of this Article 8, Keynote shall release, if any, any remaining portion of the Second Escrow Amount and/or Total Earnout Payment, together with any remaining Representative Escrow Amount (after payment from the Representative Escrow Amount of any Lease Representation Expenses, Lease Indemnification Payments, Shareholder Representation Expenses, Shareholder Representative Indemnification Payments, or compensation payable to the Shareholders’ Representative). Any release or payment of the Escrowed Funds, the Total Earnout Payment or the Representative Escrow Amount pursuant to this Section 8.11 shall be first paid to Keynote in an amount necessary to satisfy any Bonus Plan Liability pursuant to Section 5.13 hereof (or, in the case of the Total Earnout Payment, the amount of the Total Earnout Payment to Vividence Shareholders shall be reduced by the amount of the related Bonus Plan Liability) with any remaining amounts to be distributed to the Vividence Shareholders in accordance with Section 2.1 hereof, in each case the amount and allocation of such distribution to be confirmed by the Shareholders’ Representative.

8.12 Indemnification for Officers and Directors.

(a) For a period of six (6) years from and after the Closing Date, Keynote and the Surviving Corporation agree to indemnify (including advancement of expenses) and hold harmless all past and present officers and directors of the Company to the same extent such persons are indemnified by Vividence as of the date of this Agreement pursuant to the Vividence Articles of Incorporation or Bylaws, employment agreements, indemnification agreements identified on the Vividence Disclosure Letter or under Applicable Law for acts or omissions which occurred at or prior to the Effective Time. The Articles of Incorporation and Bylaws of the Surviving Corporation shall contain provisions with respect to indemnification and exculpation that are at least as favorable to the past and present officers and directors of Vividence as those provisions contained in the Vividence Articles of Incorporation and Bylaws in effect on the date hereof, and such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years in any manner that would adversely affect the rights of the past and present officers and directors of Vividence (unless such modification is required by applicable Law). This indemnification shall not apply to any claim or action by any such officer or director brought against Vividence or any of its predecessors, successors, assigns, officers, directors, stockholders, employees or agents in response to or in connection with any claim brought by a Keynote Indemnified Person pursuant to any other subsection of Article 8 of this Agreement or any other agreement contemplated by this Agreement. Vividence acknowledges that the provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation relating to indemnification of officers and directors are as favorable as those provisions contained in the Vividence Articles of Incorporation and Bylaws.

(b) The provisions of this Section 8.12 are intended for the benefit of, and shall be enforceable by, all past and present officers and directors of the Company and his or her heirs and representatives. The rights of all past and present officers and directors of the Company under this Section 8.12 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract, applicable Law or otherwise.

(c) If Keynote, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, provision shall be made so that the successors and assigns of Keynote or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.12.

(d) Prior to the Closing, Vividence shall purchase “tail” coverage under its existing Directors and Officers liability insurance policy with a term of six (6) years.

8.13 Reservation of Cash. For so long as Keynote has any obligation to pay any portion of the Total Earnout Payment to the Vividence Shareholders, Keynote shall reserve and not otherwise encumber such amount of cash as may be necessary to enable Keynote to fully discharge its obligation to pay all or a portion of the Total Earnout Payment hereunder.

ARTICLE 9

TERMINATION OF AGREEMENT

9.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Keynote and Vividence, provided that any such termination by Vividence must be approved by the Board of Directors of Vividence.

9.2 Unilateral Termination.

(a) Either Keynote or Vividence, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger.

(b) Either Keynote or Vividence, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by midnight Pacific Time on the September 17, 2004 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any party whose failure to perform in any material respect any of its obligations or covenants under this Agreement results in the failure of any condition set forth in Article 6 or Article 7 or if the failure of such condition results from facts or circumstances that constitute a material breach of a representation or warranty or covenant made under this Agreement by such party.

(c) Either Keynote or Vividence may terminate this Agreement at any time prior to the Effective Time if the other has committed a breach of (i) any of its representations and warranties under Article 3 or Article 4 of this Agreement, as applicable, so that the conditions set forth in Sections 6.1 or 7.1 hereof would not be satisfied or (ii) any of its covenants under Article 5 of this Agreement so that the conditions set forth in Sections 6.2 or 7.2 hereof, as applicable, would not be satisfied; and has not cured such breach within ten (10) days after the party seeking to terminate this Agreement has given the other party written notice of the breach and its intention to terminate this Agreement pursuant to this Section 9.2(c).

9.3 No Liability for Termination. Termination of this Agreement by a party (the “Terminating Party”) in accordance with the provisions of this Article 9 shall not give rise to any obligation or liability on the part of the Terminating Party on account of such termination; provided, however, that nothing herein shall relieve a party from liability for a willful breach of this Agreement or from the provisions of Section 10.18 hereof. The provisions of this Article 9 and Article 10 shall survive any termination of this Agreement.

ARTICLE 10

MISCELLANEOUS

10.1 Expenses. All costs, expenses or fees, including, without limitation, fees and disbursements of counsel, financial advisors, accountants, brokers, finders or investment bankers, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.

10.2 Governing Law. The internal laws of the State of California, irrespective of its choice of law principles, will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

10.3 Assignment; Binding Upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this provision shall be void.

10.4 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

10.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all parties reflected hereon as signatories.

10.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereunder will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other. Nothing in this Agreement shall limit the parties’ respective rights to seek specific performance or other injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this

Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

10.7 Amendment and Waivers.

(a) Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. Prior to the Effective Time, this Agreement may be amended by the parties hereto as provided in this Section at any time before or after approval of this Agreement by the Vividence Shareholders, but, after such approval, no amendment will be made that by Applicable Law requires the further approval of the Vividence Shareholders without obtaining such further approval. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

(b) Following the Effective Time, any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by each of Keynote, the Surviving Corporation, the Shareholders’ Representative and Vividence Shareholders entitled to receive at least a majority of the Escrowed Funds and the Total Earnout Payment (which majority must include Partech and KPCB).

(c) The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

10.8 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

10.9 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile, five days after mailing if sent by mail, and one day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section:

If to Keynote:

Keynote Systems, Inc.

777 Mariners Island Boulevard

San Mateo, California 94404

Attention: Chief Financial Officer

Fax Number: (650) 403-5511

with copies to:

Fenwick & West LLP

801 California Street

Mountain View, California 94041

Attention: Matthew P. Quilter, Esq.

Fax Number: (650) 938-5200

If to Vividence prior to the Effective Time:

Vividence Corporation

999 Baker Way, Suite 500

San Mateo, California 94404

Attention: Chief Executive Officer

Fax Number: (650) 645-5001

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

155 Constitution Drive

Menlo Park, California 94025

Attention: Scott C. Dettmer, Esq.

Fax Number: (650) 321-2800

If to the Shareholders’ Representative, Lease Representative, Partech or KPCB:

To the address set forth on Schedule 10.9 to the Vividence Disclosure Letter with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

155 Constitution Drive

Menlo Park, California 94025

Attention: Scott C. Dettmer, Esq.

Fax Number: (650) 321-2800

or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 10.9.

10.10 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement that will be considered as a whole. Unless otherwise indicated, the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Each reference herein to a law, statute, regulation, document or agreement shall be deemed in each case to include all amendments thereto.

10.11 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other party. No party will hold itself out as having any authority or relationship in contravention of this Section.

10.12 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

10.13 Third-Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement. The parties hereto specifically acknowledge that the Vividence Shareholders are third-party beneficiaries to this Agreement with respect to their rights to receive the Shareholder Transaction Consideration, the Bonus Plan Participants are third party beneficiaries of this Agreement for purposes of Section 5.13 hereof and the current and former officers and directors of Vividence are third-party beneficiaries of this Agreement for purposes of Section 8.12 hereof.

10.14 Public Announcement. After the Agreement Date, Keynote may issue a press release approved by both parties announcing the Merger. Keynote may issue such press releases, and make such other disclosures regarding the Merger, as it reasonably determines are required under applicable securities laws or regulatory rules. Prior to the publication of such mutually agreed press release, neither party will make any public announcement relating to this Agreement or the transactions contemplated hereby (except as may be required by law).

10.15 Disclosure Letter. The Vividence Disclosure Letter shall be arranged in separate parts corresponding to the numbered sections contained in Article 3 hereof, and the information disclosed in any numbered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered section in Article 3 hereof, and shall not be deemed to relate to or to qualify any other representation or warranty unless the applicability to such other section is reasonably apparent from the disclosure, in which case, the disclosure shall be deemed to modify all other sections of Article 3 to the extent the applicability of the disclosure to such other sections is reasonably apparent.

10.16 Confidentiality. Each party confirms that it has entered into a Nondisclosure Agreement dated May 18, 2004 (the “Nondisclosure Agreement”) and that it is bound by, and will abide by, the provisions of such Nondisclosure Agreement after the Effective Time.

10.17 Termination of Letter of Intent. That certain Letter of Intent entered into between Keynote and Vividence as of July 23, 2004 is hereby terminated and shall be of no further force and effect as of the date hereof.

10.18 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity.

10.19 Entire Agreement. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Confidentiality Agreement. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

KEYNOTE SYSTEMS, INC.			VIVIDENCE CORPORATION

By:	/s/ Peter Maloney	By:	/s/ Peter Watkins
	Peter Maloney Vice President and Chief Financial Officer		Peter Watkins President and Chief Executive Officer

VIVID ACQUISITION CORPORATION			SHAREHOLDERS’ REPRESENTATIVE

By:	/s/ Peter Maloney		/s/ Jan Reed
	Peter Maloney President and Chief Financial Officer		Jan Reed

LEASE REPRESENTATIVE

/s/ Jan Reed
Jan Reed

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]